Exhibit 10.12

OFFICE LEASE

BY AND BETWEEN

101 MONTGOMERY STREET CO.,

a California limited partnership

AS LANDLORD

AND

ElDOS THERAPEUTICS, INC.,

a Delaware corporation,

AS TENANT

PREMISES:

101 Montgomery Street, Suite 2550

San Francisco, California

OFFICE LEASE

THIS OFFICE LEASE (this “Lease”) is made as of the 14th day of November, 2017, by and between 101 Montgomery Street Co., a California limited partnership (“Landlord”), and Eidos Therapeutics, Inc., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

1.	Premises (Article 1):

	1.1 “Building”:	101 Montgomery Street, San Francisco

	1.2 “Property”:	The real property on which the Building is located.

	1.3 “Premises”:	Approximately 4,659 rentable square feet of space located on the northern portion of the 25th Floor (“Tenant’s Floor’”) of the Building, commonly known as Suite 2550 and shown on Exhibit A to this Lease.

2.	Lease Term (Article 2):

	2.1 “Term”:	Approximately five (5) years.

	2.2 “Commencement Date”:	The earlier to occur of (i) the date Landlord delivers the Premises to Tenant with the work to be performed by Landlord pursuant to the Work Letter attached hereto as Exhibit D “substantially complete” or (ii) the date Tenant commences business operations in any portion of the Premises.

	2.3 “Target Commencement Date”:	November 15, 2017

	2.4 “Expiration Date”:	The Expiration Date shall be the last day of the sixtieth (60th) full month of the Term.

3.	“Monthly Base Rent” (Article 3):	Months of Term	Monthly Base Rent

1 through 12	$26,401
13 through 24	$27,193
25 through 36	$28,009
37 through 48	$28,849
49 through end of term	$29,715

4.	“Security Deposit” (Section 3.2):	Total Security Deposit will be paid in two installments: “Initial Security Deposit”: $79,203 Due Upon Lease Execution “Security Deposit Supplement”: $79,203 Due No Later Than December 31, 2017

5.	Payments Upon Execution:

	Monthly Base Rent:	$26,401

	Initial Security Deposit:	$79,203

	Total:	$105,604

6.	“Permitted Use” (Article 4):	General office use consistent with office use in similar Class A Buildings in San Francisco’s Financial District.

7.	“Guarantors”:	None.

8.	“Broker(s)” (Section 22.13):	Pacific Union International (Tenant’s Broker) JLL (Landlord’s Broker)

9.	“Addresses for Notice” (Article 20):

	9.1 Tenant’s Address:	Before the Commencement Date: 421 Kipling St Palo Alto, CA 94301 Following the Commencement Date: 101 Montgomery Street, Suite 2550 San Francisco, CA 94104

	9.2 Landlord’s Address:

CALFOX, Inc.

Attn: Mr. Derek Taylor

101 Montgomery Street, Suite 2350

San Francisco, CA 94104

With a copy to:

Cahill Montgomery Corp.

Attn: Mr. William R. Cahill

300 Drakes Landing Road, Suite 207

Greenbrae, CA 94904

10.	Addenda and Exhibits (Section 22.18):	Addendum One Addendum Two Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E	Lines and Equipment Electronic Funds Transfer Floor Plan Expense and Taxes Rules and Regulations Work Letter Disability Access Obligations

The foregoing Summary of Basic Lease Information (the “Summary”) is an integral part of this Lease. In the event of any conflict between the Summary and this Lease, this Lease shall govern.

AGREEMENT:

1. PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises which are located in the Building. Tenant shall also have the right to use any portions of the Building and the Property that are designated by Landlord for the common use of tenants and others (the “Common Areas”). Tenant acknowledges that the rentable area of the Premises set forth in Section 1.3 of the Summary is an approximation, which Tenant has had an opportunity to verify prior to execution of this Lease, and Tenant shall have no right to re-measure the Premises. Subject to Landlord’s obligation to perform the work (“Tenant Improvement Work”), described in the work letter (the “Work Letter”) attached to this Lease as Exhibit D, Tenant agrees to accept the Premises in “as is” condition and configuration, without any representations or warranties by Landlord or Landlord’s agents, unless expressly provided in this Lease.

2. TERM. The provisions of this Lease are effective as of the date of this Lease. The term of this Lease (“Term”) shall commence on the Commencement Date and shall terminate on the Expiration Date as defined in Section 2.2. and 2.4 of the Summary, respectively, unless sooner terminated as hereinafter provided. If Landlord fails to deliver possession of the Premises on the Target Commencement Date set forth in Section 2.3 of the Summary for any reason, Landlord shall not be liable for any damages caused thereby, and this Lease shall not become void or voidable. Notwithstanding anything to the contrary contained in this Article 2, if for any reason other than a Tenant Delay or Force Majeure, as both terms are hereinafter defined, the actual Commencement Date has not occurred by the date that is one hundred eighty (180) days following the Target Commencement Date, then Tenant may, by written notice to Landlord (“Termination Notice”) given at any time thereafter but prior to the actual occurrence of the Commencement Date, elect to terminate this Lease; provided, however, that if the Commencement Date occurs within thirty (30) days after delivery to Landlord of the Termination Notice, this Lease shall continue in full force and effect. If the Commencement Date has not occurred within thirty (30) days after the date of delivery of the Termination Notice, then this Lease shall terminate as of the thirty first (31st) day after delivery of the Termination Notice, and Landlord shall promptly return to Tenant any prepaid rent and/or Security Deposit delivered to Landlord. Following the Commencement Date, Landlord shall provide Tenant with a letter confirming the Commencement Date and the Expiration Date. The dates listed in the letter shall be binding upon the parties unless objected to in writing by Tenant within fifteen (15) days after receipt of said letter.

3. RENT AND SECURITY DEPOSIT.

3.1 Rent. Tenant shall pay Landlord the Monthly Base Rent and Additional Rent (defined below) (collectively “Rent”) to Landlord at the place Landlord may designate from time to time without notice, setoff, deduction or demand. In addition to Monthly Base Rent, Tenant shall pay Tenant’s Share of increases in Escalations in accordance with Exhibit B attached hereto. The terms “Tenant’s Share” and “Escalations” are each defined in Exhibit B. All payments, except for Monthly Base Rent, required to be made by Tenant to Landlord under the provisions of this Lease, including Tenant’s Share of increases in Escalations, shall hereafter be referred to as “Additional Rent”. Monthly Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month, provided that the Monthly Base Rent for the first calendar month of the Term in which rent is due shall be payable upon execution of this Lease by Tenant. All other items of Rent shall be due and payable within thirty (30) days after billing by Landlord. Throughout the Term, Landlord reserves the right to refuse and return any advance payment of Rent. Tenant’s covenant to pay Rent is independent of every other covenant herein.

3.2 Security Deposit. Upon signing this Lease, Tenant shall deposit with Landlord the amount of the Initial Security Deposit as security for the performance by Tenant of its obligations under this Lease to be performed or observed by Tenant. Prior to January 1, 2018, Tenant shall deposit with Landlord the Security Deposit Supplement, bringing the total amount of the Security Deposit to One Hundred Fifty Eight Thousand Four Hundred Six Dollars ($158,406). Should Tenant fail to so deposit the Security Deposit Supplement, commencing in January, 2018, Monthly Base Rent shall be increased by Two Thousand Three Hundred Thirty Dollars ($2,330) per month until such time as Tenant has deposited the Security Deposit Supplement. No trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit, and Landlord shall not be required to keep the Security Deposit separate from its general accounts. If Tenant fails to pay any Rent, or otherwise defaults with respect to any provision of this Lease, Landlord may (but shall not be obligated to), and without prejudice to any other remedy available to Landlord, use, apply or retain all or any portion of the Security Deposit for the payment of any Rent in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including damages recoverable pursuant to California Civil Code Section 1951.2. Tenant waives the provisions of California Civil Code Section 1950.7, or any similar or successor laws now or hereinafter in effect, that restrict Landlord’s use or application of the Security Deposit, or that provide specific time periods for return of the Security Deposit. Without limiting the generality of the foregoing, Tenant expressly agrees that if Landlord terminates this Lease due to an Event of Default or if Tenant terminates this Lease in a bankruptcy proceeding, Landlord shall be entitled to hold the Security Deposit until the amount of damages recoverable is finally determined. If Landlord uses or applies all or any portion of the Security Deposit as provided above, Tenant shall within five (5) days after demand therefor deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount thereof, and Tenant’s failure to do so shall, at Landlord’s option, be an Event of Default. Upon termination of Landlord’s interest in this Lease, if Landlord transfers the Security Deposit (or the amount of the Security Deposit remaining after any permitted deductions) to Landlord’s successor in interest, and thereafter notifies Tenant of such transfer and the name and address of the transferee, then Landlord shall be relieved of any further liability with respect to the Security Deposit. Except as provided above, if Tenant performs all of Tenant’s obligations hereunder, the Security Deposit, or so much thereof as has not been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within forty-five (45) days after the later to occur (a) the expiration of the Term or (b) Tenant’s vacation and surrender of the Premises in accordance with the requirements of this Lease. Landlord’s return of the Security Deposit or any part thereof shall not be construed as an admission that Tenant has performed all of its obligations under this Lease.

4. USE.

4.1 Use Restrictions. The Premises shall be used for the purpose described in Section 6 of the Summary (the “Permitted Use”) and for no other purpose without the prior written consent of Landlord. Tenant shall not use any part or all of the Premises for the following: any retail use (including a retail copy, desktop publishing or FAX service); medical or dental office; cannabis dispensary; psychological, parole, substance abuse or employment counseling; education or training classes; operation of a Governmental or Quasi-Governmental Entity (as defined in Section 8.3(d) below), call center or telemarketing operation; or other similar uses. Tenant shall not do or permit anything to be done in or about the Premises, or bring or keep anything therein which will in any way (a) affect the fire or other insurance on the Building or any of its contents, (b) conflict with any Applicable Requirements, (c) constitute waste, (d) create a nuisance, (e) obstruct or interfere with the rights of other tenants of the Building, or injure or annoy them, or (f) emit any odors or smoke outside the Premises. The principal use of the Premises shall be Mondays through Fridays, from 8:00 a.m. to 6:00 p.m., excepting legal holidays (“Normal Business Hours”). Tenant will not use the Premises for evening or weekend shifts of personnel, excepting the occasional use of the Premises by personnel employed by Tenant. Tenant’s use of the Premises shall not place a greater burden on Building Systems (as defined in Section 7.2) than typical business office usage.

4.2 Hazardous Materials. Tenant shall not use, store, treat, transport, discharge or dispose of any Hazardous Material in the Premises, except for small quantities of general office supplies customarily used by office tenants in the ordinary course of their business, such as copier toner, glue, ink and cleaning solvents, provided that such supplies shall be used in strict compliance with all environmental laws and manufacturers’ recommendations. If the use, storage, treatment, transport, discharge or disposal of any Hazardous Material by Tenant or any Tenant Party results in or contributes to contamination of the Premises, the Building, or the Property, Tenant shall, at Tenant’s sole expense, promptly take all actions which are necessary, as a direct result of Tenant’s or any Tenant Party’s act or omission pertaining to Hazardous Materials, to return the Premises, the Building, or the Property to the condition existing prior to the introduction of any such Hazardous Material to the Premises, the Building, or the Property, provided that Tenant first obtain Landlord’s written consent for such actions. The term “Hazardous Material” means any hazardous or toxic substance, material or waste, the storage, use or disposition of which is or becomes regulated by any local governmental authority, the State of California, or the United States government.

5. COMPLIANCE WITH APPLICABLE REQUIREMENTS AND RULES.

5.1 Definition. For purposes of this Lease, the term “Applicable Requirements” means all applicable laws, statutes, ordinances, or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, including, but not limited to, the Americans with Disabilities Act, 42 USC Section 12181 et seq., and the Unruh Civil Rights Act, California Civil Code Sections 51 through 51.3, and other governmental requirements related to disabled access, the requirements of any board of fire underwriters or other similar body now or in the future constituted, and all recorded covenants, conditions and restrictions.

5.2 Tenant’s Obligations. Tenant, at Tenant’s sole cost and expense, shall promptly comply with all Applicable Requirements relating to (a) Tenant’s use, condition, configuration or occupancy of the Premises or (b) mandatory occupational, health or safety standards for employers or employees. In addition, if modifications to the structural portions of the Building, the Building Systems, or the Common Areas, are triggered under any Applicable Requirement as a result of any Alterations made by or at the request of Tenant or use of the Premises for other than the Permitted Use, then Tenant, at Landlord’s option, shall either (i) make such modifications at Tenant’s cost or (ii) reimburse Landlord, as Additional Rent, for the cost of making such modifications, together with a fee to Landlord for oversight and coordination of such work equal to five percent (5%) of such cost. Notwithstanding the foregoing provisions of this Section 5.2, Landlord will be responsible for causing the Premises and the Common Areas located on Tenant’s Floor to comply with Applicable Requirements as of the Commencement Date; provided, however, that nothing contained herein shall be deemed to prohibit Landlord from obtaining a variance or relying upon a grandfathered right in order to achieve compliance with Applicable Requirements. Tenant’s obligation to comply with (or to pay for Landlord’s compliance with) Applicable Requirements includes the responsibility to make substantial or structural repairs and modifications regardless of, among other factors, the relationship of the cost of corrective action to the Rent, the length of the then remaining Term hereof, the relative benefit of the repairs to Landlord or Tenant, the degree to which the corrective action may interfere with Tenant’s use or enjoyment of the Premises, whether or not the Applicable Requirement is related to the Permitted Use, and the likelihood that the parties contemplated the particular Applicable Requirement involved. All work by Tenant pursuant to this Section 5.2 shall be performed in compliance with Section 7.3 of this Lease. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Applicable Requirements. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant, whether or not Landlord is a party in such action or proceeding, that Tenant has violated any Applicable Requirement shall be conclusive of that fact as between Landlord and Tenant.

5.3 Landlord’s Obligations. Subject to reimbursement as an Expense to the extent not prohibited by Exhibit B of this Lease and Tenant’s obligations under Section 5.2 above, Landlord shall be responsible for causing the structure of the Building, the Building Systems, and the Common Areas to comply with all Applicable Requirements, except in cases where Landlord’s failure to comply therewith does not unreasonably and materially affect the safety of Tenant’s employees, create a significant health hazard for Tenant’s employees, or otherwise materially and adversely affect Tenant’s use of or access to the Premises and provided further, that nothing contained herein shall be deemed to prohibit Landlord from obtaining a variance or relying upon a grandfathered right in order to achieve compliance with Applicable Requirements.

5.4 Notice of Alterations. In addition to Tenant’s obligations under Section 7.3, Tenant hereby agrees to use reasonable efforts to notify Landlord if Tenant makes any Alterations or improvements to the Premises that might impact accessibility to the Premises or the Building under any disability access laws. Landlord hereby agrees to use reasonable efforts to notify Tenant if Landlord makes any alterations or improvements to the Premises that might impact accessibility to the Premises or the Building under any disability access laws.

5.5 Disability Access Obligations Notice and Access Information Notice. Landlord and Tenant hereby acknowledge that, prior to the execution of this Lease, Landlord and Tenant executed a Disability Access Obligations Notice pursuant to San Francisco Administrative Code Chapter 38 (an example of which is attached hereto and hereby made a part hereof as Exhibit E). Landlord and Tenant shall each, within three (3) business days following a request from the other party, execute a new Disability Access Obligations Notice in accordance with San Francisco Administrative Code Chapter 38 or any successor statute. In addition, Tenant acknowledges receipt from Landlord of an Access Information Notice as required by San Francisco Administrative Code Chapter 38. Tenant acknowledges that such notices comply with the requirements of San Francisco Administrative Code Chapter 38. To Landlord’s actual knowledge, the Premises have not undergone inspection by a Certified Access Specialist (CASp). The foregoing statement is included in this Lease solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided in this Lease.

5.6 Rules and Regulations. Tenant shall comply, and cause all Tenant Parties (defined in Section 10.1 below) to comply, with the rules and regulations attached to this Lease as Exhibit C and such other reasonable rules and regulations adopted by Landlord from time to time.

6. SERVICES.

6.1 Services Provided.

(a) Basic Services: Landlord shall furnish the following services to the Premises: (i) a reasonable amount of electricity to operate office machines as allowed in the Building; (ii) non-attended automatic elevator service; (iii) daily (one shift) janitor service Monday through Friday (except holidays); and (iv) during Normal Business Hours, or such shorter period as may be prescribed by any applicable policies or regulations adopted by any utility or governmental agency, heat and air conditioning in such amounts and at such temperatures as Landlord in good faith determines are required for general office usage and reasonable occupant comfort.

(b) Electrical Consumption: If Tenant’s use of the Premises results in consumption of electricity in excess of Landlord’s estimate of normal usage by an office tenant, as may be adjusted from time to time by Landlord, Landlord may install a separate meter or submeter at Tenant’s cost to measure Tenant’s electrical consumption and bill Tenant for Landlord’s estimate of the cost of Tenant’s electrical consumption in excess of Landlord’s estimate of normal office usage. Landlord’s estimate of the cost of Tenant’s excess electricity consumption shall be computed by using the average rate per applicable period being charged by Landlord’s electricity provider.

(c) HVAC Usage: If Tenant’s use of the Premises places demands upon the Building’s heat and air conditioning in excess of Landlord’s estimate of normal usage by an office tenant, as may be adjusted from time to time by Landlord, Landlord shall have the right to install, at Tenant’s expense, supplementary air conditioning units or other systems (“Supplementary HVAC”) to serve the Premises, including additional metering devices, in locations reasonably acceptable to Tenant; provided however, that, prior to the installation of any such Supplementary HVAC, Landlord will provide notice to Tenant (“HVAC Notice”) of the need for such Supplementary HVAC, and the anticipated cost of procurement, installation and subsequent maintenance of the same. Upon receipt of an HVAC Notice Tenant shall have up to thirty (30) days in which to mitigate Tenant’s activities within the Premises in a manner which negates the need for Landlord’s installation of such Supplementary HVAC. However, if Tenant does not so mitigate its activities to the satisfaction of Landlord within said thirty (30) days after receipt of an HVAC Notice, Landlord shall have the right, upon further notice to Tenant, to install such Supplementary HVAC. Tenant shall pay Landlord for all costs for such Supplementary HVAC, including the costs of: (i) installation, operation, and maintenance; (ii) increased wear and tear on existing equipment; and (iii) other similar charges (including, Landlord’s project management fee of ten percent 10% of the cost to provide and install the Supplementary HVAC).

(d) After Hours HVAC: Landlord shall provide additional heat and air conditioning service to the Premises outside Normal Business Hours, provided Tenant gives Landlord at least two (2) business days’ prior written notice of such request and agrees to pay the then applicable Building standard charge for such services as Additional Rent.

(e) Above Standard Improvements: Landlord will not be required to provide special treatment or services for above-standard improvements.

6.2 Lobby Attendant. Landlord may provide a lobby attendant in the Building. Landlord reserves the right to change the hours of the lobby attendant or to eliminate such services. By providing a lobby attendant, Landlord does not assume any responsibility for the security of Tenant or property in, upon or about the Premises or the Building and Tenant expressly assumes such responsibility.

6.3 Disruption in Services. Landlord reserves the right to stop any Building Systems or otherwise interrupt services when reasonably necessary; provided, however, that Landlord shall make good faith efforts to give Tenant advance notice of any scheduled interruption of services, and in any case Landlord shall restore such services as promptly as reasonably practical. Landlord’s failure to furnish, or any interruption or diminishment of services (collectively a “Service Disruption”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any agreement. However, if the Premises, or a material portion of the Premises, are made untenantable as a result of a Service Disruption for a period in excess of five (5) consecutive business days after Tenant’s notice to Landlord of such disruption, and the Service Disruption results solely from Landlord’s gross negligence or willful misconduct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Monthly Base Rent and Tenant’s Share of Escalations payable hereunder during the period beginning on the sixth (6th) consecutive business day after Tenant’s notice to Landlord of such disruption and ending on the day the service is restored. If the entire Premises have not been rendered untenantable by the Service Disruption, Monthly Base Rent and Tenant’s Share of increases in Escalations shall be abated in the proportion that the rentable area of the Premises that is untenantable bears to the total rentable area of the Premises.

7. REPAIRS AND ALTERATIONS.

7.1 Tenant’s Repair Obligations. Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair, and shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, that are required to keep the Premises in the condition delivered by Landlord as of the Commencement Date, except for ordinary wear and tear. Tenant’s repair and maintenance obligations shall include repairs to: (a) floor coverings (including carpets and carpet padding); (b) interior partitions; (c) doors; (d) the interior side of demising walls except to the extent damage or repair is the result of work to the opposite side of the demising walls or from floors above Premises; (e) the extent damage or repair to the opposite side of the demising walls or from floors above Premises result from damage occurring within the Premises; (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations. All repairs made by Tenant shall be made in compliance with Section 7.3 of this Lease. Landlord may make such repairs if Tenant fails to, within fifteen (15) days after notice from Landlord make such repair or in the event of an emergency and Tenant shall reimburse Landlord for the reasonable cost of the repairs plus an administrative charge of 5% of the cost of the repairs.

7.2 Landlord’s Repair Obligations. Subject to reimbursement pursuant to Exhibit B, Landlord shall maintain: (a) structural elements of the Building; (b) the electrical, mechanical (including heating, ventilation and air conditioning), plumbing, and life safety systems serving the Building in general (“Building Systems”); (c) Common Areas; (d) the roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building; provided, however, that Tenant shall reimburse Landlord for the cost of repairing any damage to the foregoing caused by Tenant or Tenant Parties. Tenant hereby waives the provisions of the California Civil Code Sections 1932 (1), 1941 and 1942, and of any similar Applicable Requirements now or hereinafter in effect.

7.3 Alterations.

(a) Tenant shall not make any alterations, repairs, additions or improvements or install any cable (collectively, “Alterations”) without first obtaining the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. Notwithstanding the generality of the foregoing, Landlord shall be entitled to withhold its consent to proposed Alterations if, in Landlord’s good faith judgment, any one or more of the following situations exist: (i) the proposed Alterations will adversely affect the exterior appearance of the Building; (ii) the proposed Alterations may impair the structural strength of the Building, adversely affect any Building Systems, or adversely affect the value of the Building; (iii) the proposed Alterations would trigger the necessity under Applicable Requirements or otherwise for work to be performed outside the Premises; or (iv) the proposed Alterations are not consistent with, or would detract from, the character or image of the Building. At least thirty (30) days before the commencement of Alterations, Tenant shall submit to Landlord plans, specifications, and product samples of the proposed Alterations for Landlord’s review. Landlord’s sole interest in reviewing and approving such documents is to protect Landlord’s interests, and no such review or approval by Landlord shall be deemed to create any liability of any kind on the part of Landlord, or constitute a representation on the part of Landlord or any person consulted by Landlord in connection with such review and approval that such plans or other documents are correct or accurate, or are in compliance with any Applicable Requirements. Tenant shall pay the reasonable out-of-pocket costs incurred by Landlord in reviewing Tenant’s plans, specifications and product samples, if any, within ten (10) business days after receipt of an invoice therefore and reasonable supporting documentation.

(b) Landlord or its affiliate shall have the right to perform Alterations on behalf of Tenant. If Landlord does not elect to perform the Alterations, the contractor and all subcontractors and suppliers used by Tenant must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Landlord reserves the right to require any work to be performed on the Building Systems (whether such Building Systems are located within or outside the Premises) to be performed by subcontractors specified by Landlord. Tenant shall not, either directly or indirectly, use any non-union labor.

(c) All Alterations by Tenant’s contractor shall be diligently completed in a good and workmanlike manner and in compliance with all Applicable Requirements and any Building construction rules and regulations then in effect. Tenant and Tenant’s (i) contractor, (ii) subcontractors and (iii) suppliers who provide labor or deliveries on behalf of Tenant within the Building, shall maintain such insurance as may be reasonably required by Landlord, and Tenant shall provide Landlord with evidence of such insurance prior to any such party’s entry into the Building. If Tenant or any person who is in or about the Building with the consent of Tenant shall cause any damage to the Building or the Common Areas, Tenant shall reimburse Landlord for the cost of repairs. Promptly after completion of the Alterations, Tenant shall deliver to Landlord “as built” drawings in CAD format showing the Alterations. On the first day of the month following substantial completion of any Alterations, Tenant shall pay Landlord a fee of five percent (5%) of all hard and soft costs of the Alterations to compensate Landlord for its review and coordination of the Alterations.

(d) Unless otherwise provided by written agreement, all Alterations (including, but not limited to, sink units, wall-to-wall carpets, and signs) shall become the property of Landlord at the end of the Term, and shall remain upon and be surrendered with the Premises, excepting however, that at Landlord’s election, Tenant shall, at Tenant’s expense, remove any or all Alterations and restore the Premises to the condition prior to such Alteration (reasonable wear and tear excepted) before the last day of the Term, provided that Landlord shall have included with its approval of such Alterations the written statement that Landlord is reserving its right to require that any or all of such Alterations be so removed and the Premises so restored. If Tenant fails to so remove the Alterations or restore the Premises within the time limits provided above, Tenant shall pay Rent to Landlord as provided by Section 19.2 hereof as if Tenant had held possession of the Premises after the Term, until Tenant so removes the Alterations and restores the Premises.

7.4 Liens. Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. Tenant shall require that each contractor and supplier to the Premises agrees in writing to waive and release all lien rights against the Building and any rights to receive payment from the owner of the Building for work performed in or products supplied to the Building. If Tenant fails to remove any lien within thirty (30) days after demand, Landlord may, in addition to any other remedies, record a bond pursuant to California Civil Code Section 3143 and all amounts incurred by Landlord in so doing shall become immediately due and payable by Tenant to Landlord as Additional Rent. Tenant shall give Landlord at least ten (10) business days’ prior written notice of the commencement of any construction by Tenant. Landlord shall have the right to post and keep posted on the Premises any notices that may be provided by Applicable Requirements or which Landlord may deem to be proper for the protection of Landlord, the Premises and the Building from such liens.

8. ASSIGNMENT AND SUBLETTING.

8.1 Consent Required. Tenant shall not assign, sublease, transfer or encumber any interest in this Lease, or allow any third party to use any portion of the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture right under Section 8.4. Each of the foregoing is referred to as a “Transfer” and any person to whom any Transfer is made or sought to be made is sometimes referred to as a “Transferee.”

8.2 Procedure. If Tenant desires Landlord’s consent to any Transfer, Tenant shall submit to Landlord in writing at least twenty (20) business days prior to the proposed effective date of the Transfer: (a) the name of the Transferee; (b) a description of the business to be carried on in the Premises by the Transferee; (c)the portion of the Premises to be Transferred (the “Subject Space”); (d) a copy of the proposed sublease or assignment or other documentation; (e) audited or certified financial statements of the proposed Transferee for the two (2) most recently completed fiscal years, and (f) bank and landlord references for the Transferee. Thereafter, Tenant shall furnish such supplemental information as Landlord may reasonably request concerning the proposed Transferee. Within fifteen (15) business days after Landlord’s receipt of all of the information specified above, Landlord shall by written notice to Tenant (i) elect to terminate this Lease with respect to the Subject Space or the entire Premises in accordance with Section 8.4 below, (ii) consent to the proposed Transfer by execution of a consent agreement in a form designated by Landlord, or (iii) reasonably disapprove of the proposed Transfer. Tenant shall furnish Landlord with true and complete copies of all assignments, subleases and any supplementary agreements or amendments thereto within five (5) business days after execution.

8.3 Reasonable Conditions. By way of example and without limitation, it shall be deemed to be reasonable under this Lease and under any Applicable Requirements for Landlord to withhold consent to any proposed Transfer where, in the good faith judgment of Landlord, one or more of the following apply (or where Landlord has not been provided with sufficient information to determine that none of the following apply): (a) the proposed Transferee fails to satisfy Landlord’s then current credit and other standards for tenants of the Building, or does not have the financial strength and stability to perform all of the obligations of the Tenant under this Lease (as they apply to the Subject Space) as and when they fall due; (b) the Transferee is of a character or reputation or is engaged in a business which is not consistent with the quality of the Building or the existing tenant mix; (c) the proposed use of the Premises would (i) be unlawful or inappropriate to the location and configuration of the Premises; (ii) cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease; (iii) increase insurance premiums applicable to the Building; (iv) materially increase the services or utilities to be provided to the Premises or otherwise materially increase the burden on Building Systems or the Common Areas; or (v) impair the reputation of the Building; (d) the Transferee is a governmental entity, or is entitled, directly or indirectly, to diplomatic or sovereign immunity, or is not subject to the service of process in, or the jurisdiction of the courts of, the State of California, or holds any exemption from the payment of ad valorem or other taxes which would prohibit Landlord from collecting from such Transferee any amounts otherwise payable under this Lease (each, a “Governmental or Quasi-Governmental Entity”); (e) the proposed Transfer would require demising the Premises into more than two (2) tenant spaces; (f)the Transferee is negotiating with Landlord to lease space in the Building at such time, or has negotiated with Landlord to lease space in the Building during the six (6) month period immediately preceding Tenant’s request for consent; (g) the proposed Transfer is to an existing tenant or subtenant of the Building; or (h) at the time of the proposed Transfer, an Event of Default shall have occurred hereunder, or an event shall have occurred that with notice, the passage of time, or both, would become an Event of Default.

8.4 Recapture. Notwithstanding anything to the contrary contained in this Article 8, and except for a Transfer with respect to an Ownership Change or to an Affiliate, as defined in Section 8.11 herein, Landlord shall have the option to terminate this Lease with respect to (a) the Subject Space, or (b) if the Subject Space constitutes fifty percent (50%) or more of the total square footage of the Premises, either the Subject Space or the entire Premises, by giving notice to Tenant within the time period specified in Section 8.2 above. Landlord’s termination pursuant to this Section 8.4 shall be effective as of the effective date of the proposed Transfer. If Landlord terminates this Lease with respect to less than the entire Premises: (i) Landlord, at Landlord’s expense, shall construct any demising walls required to segregate the Subject Space from the remaining Premises retained by Tenant; and Tenant shall be responsible, at its expense, for painting, covering or otherwise decorating the surfaces of the partitions facing the remaining Premises retained by Tenant; (ii) the Monthly Base Rent shall be adjusted based on the rentable area of the Premises retained by Tenant, (iii) Tenant’s share of Escalations shall be equitably adjusted; and (iv) this Lease as so amended shall continue thereafter in full force and effect (upon request of either party, the parties shall execute written confirmation of the same). In the event of such termination, Landlord shall have the right to enter into a direct lease with the Transferee on such terms as shall be acceptable to Landlord in its sole and absolute discretion, and Tenant hereby waives any claims against Landlord related thereto, including, any claims for compensation or profit related to such lease.

8.5 Transfer Premium. Tenant shall pay Landlord, on or before the first (1st) day of each month, fifty percent (50%) of any Transfer Premium payable to Tenant in connection with a Transfer. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by the Transferee (including, but not limited to, payments in excess of fair market value for Tenant’s assets, trade fixtures, equipment and other personal property, goodwill, intangible property and any capital stock or other equity ownership of Tenant) in excess of the Rent payable by Tenant under this Lease (on a per rentable square foot basis, if less than all of the Premises is transferred), after deducting Permitted Transfer Costs. “Permitted Transfer Costs” means the actual and reasonable costs incurred and paid by Tenant in connection with the applicable Transfer for (a) brokerage commissions, (b) any Alterations to the Subject Space made by Tenant in connection with the Transfer, and (c) legal fees and expenses, provided that Tenant shall furnish Landlord with copies of bills or other documentation substantiating such costs. If the Transfer Premium is not paid to Tenant in a lump sum, all Permitted Transfer Costs shall be amortized on a straight-line basis, without interest, over the relevant term of the Transfer. If Tenant shall enter into multiple Transfers, the Transfer Premium payable to Landlord shall be calculated independently with respect to each Transfer. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.

8.6 Additional Transfers. Without limiting other transactions or events that may constitute an assignment of this Lease, the following shall be deemed an assignment of this Lease: (a) the assignment or transfer by operation of law; (b) the transfer, in one or more transactions occurring within a period of twenty-four (24) months, whether by sale, assignment, bequest, inheritance, operation of law or other disposition, or by subscription of fifty percent (50%) or more of the corporate shares of or partnership or other ownership interest in Tenant (unless Tenant’s stock is listed on a recognized securities exchange); (c) the dissolution of Tenant, unless such dissolution is immediately followed by the reconstitution of a successor entity that continues the business of Tenant with the same ownership of shares or constituent partnership interests and the same or greater Net Worth as existed prior to such dissolution; or (d) the sale or other transfer or disposition of substantially all of the assets of Tenant. “Net Worth” shall mean the excess of total assets over total liabilities, determined in accordance with generally accepted accounting principles (GAAP), excluding, however, from the determination of total assets, goodwill and other intangibles. Without limiting the other events that may constitute a subletting, any occupancy of all or any portion of the Premises by any person, firm, partnership or corporation, or any groups of persons, firms, partnerships or corporations, or any combination thereof, other than Tenant and its employees and transient business guests, shall be deemed a subletting of the Premises.

8.7 Documentation. Each assignee shall assume and be deemed to have assumed this Lease and shall be and remain jointly and severally liable with Tenant for the payment of Rent and for the timely performance of all of the obligations of Tenant hereunder. No assignment shall be binding on Landlord until the assignee or Tenant shall deliver to Landlord a counterpart of an assignment that contains a covenant of assumption by the assignee, but the failure or refusal of the assignee to execute such assumption shall not release or discharge the assignee from its liability as set forth above. No sublease shall be effective until Tenant shall deliver to Landlord a counterpart of such sublease whereby the subtenant acknowledges receipt of this Lease and agrees that its use and occupancy of the Premises (or a portion thereof) shall be subject to the terms and conditions hereof.

8.8 Tenant Remedies. Notwithstanding anything to the contrary in this Lease, if Tenant claims that Landlord has unreasonably withheld or delayed its consent under this Article 8 or otherwise has breached or acted unreasonably under this Article 8, Tenant’s sole remedy shall be declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including any right provided under California Civil Code Section 1995.310 or other Applicable Requirements to terminate this Lease.

8.9 Costs. Any notice by Tenant to Landlord of a proposed Transfer shall be accompanied by a payment of $1,500 as a non-refundable fee for the processing of Tenant’s request for Landlord’s consent. In addition to said fee, Tenant shall reimburse Landlord for reasonable attorneys’ fees and costs incurred by Landlord in connection with review and the preparation of documents in connection with a proposed Transfer, whether or not Landlord consents thereto.

8.10 No Merger. The surrender of this Lease by Tenant, or a mutual cancellation hereof, or the termination of this Lease in accordance with its terms, shall not result in a merger and shall, at the option of Landlord, terminate all or any existing subleases or operate as an assignment to Landlord of any or all such subleases.

8.11 Ownership Change. Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”); (a) Tenant is not in Default; (b) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets of Tenant and have a Net Worth which is at least equal to Tenant’s Net Worth as of the date of this Lease; (c) the Permitted Use does not allow the Premises to be used for retail purposes; and (d) Tenant shall give Landlord written notice at least fifteen (15) business days prior to the effective date of the Permitted Transfer (or as soon as may be permissible by law). Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign an assumption agreement in a form designated by Landlord. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant.

9. INSURANCE.

9.1 Insurance. Tenant shall, at all times during the Term, maintain the following insurance: (a) Commercial General Liability Insurance on a form at least as broad as the ISO CG 00 01 (and, if the policy is subject to a Designated Premises endorsement, such endorsement shall include the Premises), providing, on an occurrence basis, a minimum of $5,000,000, which may be provided through a combination of primary and Umbrella or Excess liability coverages; (b) Property Insurance written on a form at least as broad as the ISO special causes of loss form (CP 10 30) and including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, moveable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”); (c) Business Income Insurance and extra expenses coverage in amounts no less than 100% of Tenant’s actual loss of business income sustained during a 360 day period of restoration, and expenses necessary to restore Tenant to its normal operations; (d) Workers’ Compensation Insurance in amounts required by Applicable Requirements; and (e) Employers Liability Coverage of at least (i) $1,000,000 per occurrence for bodily injury, (ii) $1,000,000 per employee for bodily injury by diseases, and, (iii) $1,000,000 policy limit for bodily injury by disease.

9.2 Other Requirements. Any company writing Tenant’s insurance shall have an A.M. Best rating of not less than A-:X. All Commercial General Liability Insurance policies shall name as additional insureds Landlord, the managing agent for the Building, and other parties reasonably designated by Landlord. All insurance carried by Tenant shall: (a) be written as primary policies, not contributing with or in excess of coverage that Landlord may carry; (b) provide for separation of insureds; and (c) if applicable, include a “per location” endorsement reasonably acceptable to Landlord so that the general aggregate and other limits apply separately to the Premises. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s required insurance coverage, along with a copy of the endorsement naming the required parties as additional insureds, within ten (10) business days after the mutual execution of this Lease, and thereafter as necessary to ensure that Landlord always has current certificates evidencing Tenant’s compliance hereunder. In addition, upon request by Landlord, Tenant shall provide copies of its insurance policies.

10. TENANT’S WAIVER OF LIABILITY AND INDEMNIFICATION.

10.1 Waiver and Release. To the fullest extent permitted by Applicable Requirements, neither Landlord nor the holder of any Superior Interests (as defined in Section 16.1 hereof), Landlord affiliate, or any of their respective officers, directors, partners, members, shareholders, employees, agents, or contractors (individually, including Landlord, “Landlord Party.” and collectively, “Landlord Parties”), shall be liable to Tenant or any other Tenant Parties for, and Tenant waives and releases Landlord and the other Landlord Parties from, any and all Claims for loss (including loss of use) or damage to any property or injury, illness or death of any person arising at any time and from any cause whatsoever (including such Claims caused in whole or in part by any active or passive act, omission, or neglect of Landlord or any Landlord Party and any Claims in which liability without fault or strict liability is imposed or sought to be imposed). Without limiting the generality of the foregoing, the preceding waiver and release extends to Claims resulting from (a) any unauthorized or criminal acts of third parties, or caused by earthquake or earth movement, gas, fire, oil, electricity or (b) water leakage from the roof, walls, windows, basement or other portion of the Premises, the Building or the Property that arises solely from Landlord’s failure to perform any of its repair and maintenance obligations under this Lease. “Claims” means any and all obligations, losses, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses). “Tenant Party” or “Tenant Parties” means individually or collectively, Tenant, all persons or entities claiming by, through or under Tenant, and their respective officers, directors, partners, members, shareholders, employees, agents, contractors, licensees, and invitees. The provisions of this Section 10.1 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 10.1 are fully, finally, and absolutely barred by the applicable statutes of limitations.

10.2 Indemnification of Landlord. To the fullest extent permitted by Applicable Requirements, Tenant shall indemnify, defend, protect and hold Landlord and the other Landlord Parties harmless of and from Claims arising out of or in connection with, or related to any of the following, including Claims brought by or on behalf of employees of Tenant, with respect to which Tenant waives, for the benefit of the Landlord Parties, any immunity to which Tenant may be entitled under any worker’s compensation laws: (a) the use, occupancy or conduct of Tenant’s business in or about the Building; (b) Tenant or Tenant’s Party’s performance of Alterations; (c) the use, generation, storage, handling, release, transport, or disposal by Tenant or any other Tenant Parties of any Hazardous Materials in or about the Premises or any other portion of the Building or the Property, including damages for diminution in the value of the Property and sums to remediate, clean up and remove such Hazardous Materials; (d) any other occurrence or condition in, on, or about the Premises; or (e) acts, neglect or omissions of Tenant or any other Tenant Parties in or about any portion of the Building or the Property. The foregoing indemnification shall apply regardless of the active or passive negligence of Landlord Parties and regardless of whether liability without fault or strict liability is imposed or sought to be imposed on the Landlord Parties. Landlord shall have the right to approve legal counsel proposed by Tenant for defense of any Claim indemnified against hereunder or under any other provision of this Lease, provided that such approval shall not be unreasonably withheld, conditioned or delayed. The provisions of this Section 10.2 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 10.2 are fully, finally, and absolutely barred by the applicable statutes of limitations.

10.3 Landlord Indemnification. To the fullest extent permitted by Applicable Requirements, Landlord shall indemnify and hold Tenant and the other Tenant Parties harmless of and from Claims arising out of or in connection with, or related to the gross negligence or willful misconduct of Landlord or Landlord Parties. The provisions of this Section 10.3 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 10.3 are fully, finally, and absolutely barred by the applicable statutes of limitations.

10.4 Mutual Waiver of Subrogation. Landlord and Tenant hereby waive and release any and all rights of recovery against the other party, including officers, employees, agents and authorized representatives (whether in contract or tort) of such other party, that arise or result from any and all loss of or damage to any property of the waiving party located within or constituting part of the Building, including the Premises, to the extent of amounts payable under a standard ISO Commercial Property insurance policy, or such additional property coverage as the waiving party may carry, whether or not the party suffering the loss or damage actually carries any insurance, recovers under any insurance or self-insures the loss or damage. Each party shall have its property insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease.

11. CASUALTY.

11.1 Landlord’s Obligation to Repair. If the Premises or any other portion of the Building necessary for Tenant’s use and occupancy of the Premises, are damaged or destroyed by fire, earthquake, or any other event of a sudden, unexpected, or unusual nature (“Casualty”). Landlord shall, promptly after Landlord obtains actual knowledge of such damage or destruction (“Casualty Discovery Date”), notify Tenant of Landlord’s reasonable estimate of the time required to repair such damage or destruction. If Landlord estimates that the necessary repairs can be completed within ninety (90) days after the commencement thereof, then subject to Sections 11.2 and 11.4, Landlord shall repair the Premises, and/or the portion of the Building necessary for Tenant’s use and occupancy of the Premises, to substantially the condition existing immediately before such damage or destruction, to the extent commercially reasonable, and as permitted by then Applicable Requirements.

11.2 Landlord’s Election to Repair. If (a) Landlord estimates that repairs to the Premises cannot be completed within ninety (90) days after the commencement thereof, or (b) insurance proceeds are insufficient for rebuilding the Premises or the holder of any Superior Interests requires the insurance proceeds to be applied to payment of debt, or (c) any material uninsured damage to the Building occurs (whether or not the Premises are affected), then in any such event Landlord may elect to terminate this Lease or to repair the Premises and/or the portion of the Building necessary for Tenant’s use and occupancy of the Premises.

11.3 Performance of Repairs. If this Lease is not terminated, Landlord shall diligently repair the Building and all improvements in the Premises, other than Alterations. Tenant, at Tenant’s cost and expense, shall diligently repair Alterations. Tenant shall also diligently replace or repair, at Tenant’s cost and expense, Tenant’s Property. During such repairs, Monthly Base Rent and Tenant’s Share of increases in Escalations, shall be abated in the proportion that the rentable area of the Premises that is untenantable bears to the total rentable area of the Premises.

11.4 Damage at End of Term. Notwithstanding the above, if the Premises, or any portion of the Building necessary for Tenant’s use and occupancy of the Premises, are damaged or destroyed by Casualty during the last twelve (12) months of the Term, and such damage will prevent Tenant from using the Premises for a period in excess of thirty (30) consecutive business days, either party shall have the right, in its sole discretion, to terminate this Lease by notice to the other party given within thirty (30) days after the Casualty Discovery Date.

11.5 Waiver of Statutes. The respective rights and obligations of Landlord and Tenant in the event of a Casualty are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Civil Code Sections 1932(2) and 1933(4), providing for the termination of a lease upon destruction of the leased property.

12. CONDEMNATION. If all or any part of the Premises shall be taken as a result of the exercise of the power of eminent domain or agreement in lieu thereof, this Lease shall terminate as to the part so taken as of the date of taking, and the Monthly Base Rent shall be equitably reduced. In the case of a partial taking, if Tenant cannot reasonably conduct business in the remaining Premises, Tenant shall have the right to terminate this Lease by giving written notice to Landlord within sixty (60) days after the date of the taking. In addition, if a portion of the Building is taken, and Landlord determines that it is not economically feasible to continue operating the remaining portion of Building, Landlord may terminate this Lease by giving written notice to Tenant, whether or not any portion of the Premises is taken. Landlord shall be entitled to all compensation awarded or received in connection with a taking, and Tenant hereby assigns to Landlord any and all elements of said compensation that Tenant would, in the absence of such assignment, have been entitled to receive. Without limiting the generality of the foregoing, Tenant shall have no claim for the “bonus value” of this Lease, or the value of tenant improvements, whether paid for by Landlord or Tenant; provided, however, that Tenant shall be entitled to receive any award for the loss of goodwill of Tenant’s business (but only to the extent the same does not constitute “bonus value”) and for any relocation expenses that Tenant is entitled under Applicable Requirements to recover directly from the condemning authority. Tenant waives the provisions of California Code of Civil Procedure Sections 1265.110 through 1265.160, or any similar or successor Applicable Requirements.

13. ENTRY; MODIFICATIONS TO COMMON AREAS.

13.1 Entry. Upon reasonable prior verbal notice of not less than twenty-four (24) hours (except in the case of emergency), Landlord may enter the Premises at any time to (a) inspect the same, (b) exhibit the same to prospective purchasers, lenders or tenants, (c) determine whether Tenant is complying with all of its obligations hereunder, (d) post notices of non-responsibility, (e) enforce the provisions of this Lease, and (f) perform maintenance or repairs, or construct alterations or improvements to the Premises or any portion of the Building; provided, however, that Landlord shall use good faith efforts to perform such work as promptly as reasonably practical and so as to cause as little interference with Tenant’s use of the Premises as reasonably practical (provided that Landlord shall not be required to employ labor at overtime or premium rates). Landlord shall at all times have and retain a key with which to unlock all of the doors in, or about the Premises (excluding Tenant’s vaults and similar areas designated in writing by Tenant in advance); and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises or any portion thereof. If applicable, Tenant shall notify its alarm company or security service provider of Landlord’s rights under this Article, and Tenant and its security service provider shall cooperate with Landlord and Landlord’s lobby attendant (for example, by issuing alarm keys or codes to Landlord’s lobby attendant) to facilitate the exercise of Landlord’s rights under this Article.

13.2 Modifications to Common Areas. Landlord shall have the right, in its sole discretion from time to time, to: (a) make changes in the Common Areas and/or the Property, including changes in the location, size, and number of entrances, doors and doorways, corridors and stairs; and (b) use or temporarily close Common Areas for maintenance purposes or in connection with the construction of additional improvements on the Property, so long as Tenant has access to the Premises. Without limiting the generality of the foregoing, Landlord reserves the right to erect scaffolding and to install, use, maintain, relocate and repair pipes, ducts, conduits, wires and equipment serving the Premises or other parts of the Building.

13.3 No Claims. Notwithstanding the provisions of Section 10.3 hereof, there shall be no abatement of Rent by reason of Landlord’s actions pursuant to this Article 13, and Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned thereby. Any actions by Landlord pursuant to this Article 13 shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises, or any portion thereof.

14. DEFAULT BY TENANT.

14.1 Events of Default. The occurrence of any one or more of the following events (“Events of Default”) shall constitute a breach of this Lease by Tenant: (a) if Tenant fails to pay any Monthly Base Rent or Additional Rent when due hereunder and such failure continues for more than three (3) days after written notice thereof from Landlord; provided, however, that after the second such failure in a calendar year, only the passage of time, but no notice shall be required to constitute an Event of Default during the same calendar year; (b) if Tenant abandons the Premises (as defined in California Civil Code Section 1951.3); (c) if Tenant fails to deliver any estoppel certificate, subordination documents, financial statements or evidence of insurance within the respective time periods specified elsewhere in this Lease and, except in the case of estoppel certificates, such failure continues for more than ten (10) business days after written notice thereof from Landlord; (d) if Tenant fails to restore or increase the Security Deposit within the time period specified in Section 3.2; (e) if Tenant fails to surrender the Premises in the condition required upon the expiration or earlier termination of this Lease; (f) if Tenant fails to perform or observe any other agreement or term hereof (except those listed in subparagraphs (a) through (e) above), and such failure continues for more than ten (10) business days after written notice thereof from Landlord, provided that if such failure cannot reasonably be cured within ten (10) business days, an Event of Default shall not exist as long as Tenant commences the curing of such failure within ten (10) business days and thereafter diligently prosecutes and completes the curing of such failure within sixty (60) days after Landlord’s notice; (g) if Tenant or any guarantor of this Lease shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due or shall file a petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent or shall file a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or shall fail timely to contest the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or any material part of its property; (h) if within sixty (60) days after the commencement of any proceeding against Tenant or any guarantor of this Lease seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or if, within ninety (90) days after the appointment without the consent or acquiescence of Tenant or any guarantor of this Lease, of any trustee, receiver or liquidator of Tenant or such guarantor or of any material part of its properties, such appointment shall not have been vacated; or (i) if this Lease or any estate of Tenant hereunder shall be levied upon under any attachment or execution and such attachment or execution is not vacated within ten (10) business days.

Tenant agrees that notwithstanding the foregoing provisions of this Section 14.1, Tenant shall be in default for purposes of Section 1161 of the California Code of Civil Procedure following Tenant’s failure to comply with any agreements, terms or conditions of this Lease to be performed or observed by Tenant, and that any notice required to be given by Landlord under this Section 14.1 shall, in each case, be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure, and shall be deemed to satisfy the requirement, if any, that notice be given pursuant to said section.

14.2 Termination Upon Default. In any notice given pursuant to any one or more Events of Default, Landlord in its sole discretion, may elect to declare a forfeiture of this Lease as provided in Section 1161 of the California Code of Civil Procedure, and provided that Landlord’s notice states such an election, Tenant’s right to possession shall terminate and this Lease shall terminate, unless on or before the date specified in such notice all arrears of Rent, and all costs and expenses incurred by or on behalf of Landlord hereunder, including attorneys’ fees incurred in connection with such default, shall have been paid by Tenant and all other breaches of this Lease by Tenant shall have been fully remedied to the satisfaction of Landlord. Provided that Landlord serves notice, if required, in accordance with the provisions of this Article, Tenant hereby waives any notice required by Section 1161 of the California Code of Civil Procedure. Upon such termination, Landlord may recover from Tenant (a) the worth at the time of award of the unpaid rent which had been earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could reasonably have been avoided; (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and (d) any other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in clauses (a) and (b) above shall be computed by allowing interest at the interest rate set forth in Section 14.8. The worth at the time of award of the amount referred to in clause (c) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%. Unpaid rent shall include Escalations as well as Monthly Base Rent. For the purpose of determining unpaid rent under clause (c) above, Escalations for the balance of the Term shall be projected based upon the annual average rate of increase, if any, in Escalations from the Commencement Date through the time of award.

14.3 Continuation After Default. Even though Tenant has breached this Lease, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all its rights and remedies, including the right pursuant to Section 1951.4 of the California Civil Code to recover Rent as it becomes due under this Lease, if Tenant has the right to sublet or assign, subject only to reasonable limitations. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession unless written notice of termination is given by Landlord to Tenant.

14.4 Other Relief. In the event of re-entry or taking possession of the Premises, Landlord shall have the right but not the obligation to remove all or any part of the trade fixtures, furnishings, equipment and personal property located in the Premises and to place the same in storage at a public warehouse at the expense and risk of Tenant or to sell such property in accordance with applicable law. The remedies provided for in this Lease are in addition to any other remedies available to Landlord at law or in equity, by statute or otherwise.

14.5 Landlord’s Right to Cure Default. All agreements and provisions to be performed by Tenant under any of the terms of this Lease shall be at its sole cost and expense and without abatement of Rent. If an Event of Default occurs, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any of its obligations hereunder, make any payment or perform any other obligation of Tenant under this Lease. All sums so paid by Landlord and all costs incurred by Landlord to perform such obligations shall be deemed Additional Rent hereunder and shall be payable to Landlord on demand.

14.6 Remedies Cumulative. The rights and remedies of Landlord under this Lease are cumulative and in addition to all other rights and remedies available to Landlord at law or in equity by statute or otherwise. Landlord’s pursuit of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other right or remedy.

14.7 Waiver of Forfeiture. Tenant hereby waives California Code of Civil Procedure Section 1179, California Civil Code Section 3275, and all such similar laws now or hereinafter enacted which would entitle Tenant to seek relief against forfeiture in connection with any termination of this Lease.

14.8 Interest; Late Charge. All amounts of Rent not paid when due shall accrue interest at twelve percent (12%) per annum, but in no event in excess of the maximum rate of interest permitted by law. Tenant acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Therefore, if any Monthly Base Rent or Additional Rent is not received by Landlord when due, Tenant shall pay to Landlord an additional sum equal to the greater of (a) Five Hundred Dollars ($500.00) or (b) ten percent (10%) of the overdue amount as a late charge, provided that Tenant shall be entitled to a grace period of five (5) days on the first two occasions in a calendar year that Tenant is delinquent. The parties agree that this late charge represents a fair and reasonable estimate of Landlord’s costs to be incurred by reason of Tenant’s late payment, but does not relieve Tenant from its obligation to pay Rent when due. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord.

14.9 Chronic Delinquency. For the purpose of this Lease, “Chronic Delinquency” by Tenant shall mean failure by Tenant to pay Monthly Base Rent, Escalations, or any other payment required to be paid by Tenant under this Lease, within five (5) days after the date such payment is due hereunder (including if such delinquency results from a check presented by Tenant being returned by the drawee bank or an EFT transaction being refused by Tenant’s bank for any reason) on two (2) or more separate occasions during any consecutive twelve (12) month period. In the event of a Chronic Delinquency, Landlord shall have the right, in addition to all other remedies under this Lease and law, to require that subsequent installments of Rent be paid by Tenant quarterly in advance, by certified check, and that Tenant shall, within five (5) days after request, increase the Security Deposit by an amount equal to twice the then applicable Monthly Base Rent. This provision shall not limit in any way nor be construed as a waiver of the rights and remedies of Landlord provided herein or by law in the event of even one instance of delinquency.

15. DEFAULT BY LANDLORD; LIMITATION ON LIABILITY.

15.1 Notice and Cure Period. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after written notice of such failure (or such longer period as is reasonably necessary to remedy such default, provided that Landlord shall commence to cure within such thirty (30) days and diligently pursue such remedy until such default is cured). No default by Landlord under this Lease shall entitle Tenant to terminate this Lease or to obtain special, indirect or consequential damages, and Tenant hereby unconditionally waives the remedy of constructive eviction in respect of any such default by Landlord.

15.2 Limitation on Liability. Landlord’s liability to Tenant for any default by Landlord under this Lease or arising in connection with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Building or the Premises shall be limited solely to the lesser of (a) the interest of Landlord in the Building, or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third party debt in an amount equal to eighty percent

(80%) of the value of the Building (as such value is determined in good faith by Landlord). Neither Landlord nor any other Landlord Party shall have any personal liability for any judgment or deficiency. Further, in no event shall Landlord or any Landlord Party be liable under any circumstances for any special, indirect or consequential damages or for any injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, arising from any cause whatsoever.

16. SUBORDINATION.

16.1 Subordination. This Lease shall be subject and subordinate to all ground or underlying leases, mortgages and deeds of trust (“Superior Interests”) that now or may hereafter affect or encumber the Building or the Property (including Superior Interests encumbering the leasehold estate in any ground lease or leases) and to all renewals, modifications, consolidations, replacements and extensions thereof, unless the holder of a Superior Interest elects to subordinate its Superior Interest to this Lease. Within ten (10) days after request by Landlord or the holder of any Superior Interest, Tenant shall execute documents to confirm the subordination or superiority of this Lease to any Superior Interest provided that such documents do not modify in any adverse respect Tenant’s rights and obligations under this Lease and provided further that any agreement to subordinate is coupled with a nondisturbance agreement on the standard form of the Superior Interest stating that Tenant’s possession of the Premises will not be disturbed, and Tenant’s rights under this Lease will be recognized, so long as Tenant is not in default under this Lease (after expiration of applicable notice and cure periods) and attorns to the record owner of the Premises. Upon request, Tenant shall attorn to any successor to Landlord’s interest in this Lease without any offsets or defenses which Tenant might have against any prior Landlord.

16.2 Notice and Cure Rights. No notice from Tenant to Landlord of a Landlord default shall be effective unless and until a copy of the same is given to the holder of any Superior Interest of which Tenant has been notified, and the curing of any of Landlord’s defaults by the holder of such Superior Interest within a reasonable time after receipt of such notice from Tenant shall be treated as timely performance by Landlord.

17. ESTOPPEL CERTIFICATE. Within ten (10) days after notice from Landlord, Tenant shall execute and deliver to Landlord, in recordable form, a certificate certifying: (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, stating the date and nature of each modification); (b) the Commencement Date and the Expiration Date; (c) that Tenant has accepted the Premises and Landlord has properly completed any improvements required to be made by Landlord (or the reasons why Landlord has not done so); (d) the amount of the current Monthly Base Rent and Escalations, if any, and the date to which Rent has been paid; (e) that no default on the part of Tenant exists (except as to defaults specified in the certificate); (f) that no default of Landlord is claimed by Tenant and there are no defenses against enforcement of Tenant’s obligations under this Lease (except as specified in the certificate); and (g) such other matters as may be reasonably requested by Landlord. If requested, Tenant shall also attach to such certificate a copy of this Lease and any amendments, and include a certification by Tenant that such attachment is a true, correct and complete copy of this Lease. If Tenant fails to deliver such a certificate within said ten (10) day period, then the information contained in such certificate as submitted by Landlord shall conclusively be deemed correct for all purposes.

18. RELOCATION. Landlord shall have the right, from time to time during the Term, to relocate the Premises to another location in the Building, provided that: (a) Landlord shall give Tenant at least three (3) months’ notice prior to the effective date of such relocation; (b) the new premises shall be substantially equivalent in size to the Premises; (c) the new premises shall be reasonably comparable to the Premises with respect to layout and tenant finishes; (d) there shall be no increase in Monthly Base Rent or Tenant’s Share due to such relocation; and (e) Landlord shall pay all reasonable costs of physically relocating Tenant to the new premises, including the installation of comparable cabling, and Tenant’s reasonable costs resulting from such relocation. Landlord and Tenant agree to execute an amendment to this Lease confirming substitution of the new premises and any other changes to the terms of this Lease resulting from such relocation.

19. HOLDING OVER AND SURRENDER.

19.1 Surrender. Subject to Section 7.3(d), Tenant shall surrender the Premises upon the expiration or earlier termination of this Lease in the same condition as received, reasonable wear and tear and damage by the elements excepted. Any personal property of any kind remaining in the Premises after the expiration or earlier termination of this Lease shall become the personal property of Landlord. Tenant hereby relinquishes all right, title and interest in the personal property and agrees that Landlord may dispose of the personal property as it sees fit in its sole discretion. Tenant waives the provisions of California Civil Code Sections 1980 et seq. and 1993 et seq. governing the disposal of lost or abandoned property, and releases Landlord, its employees and agents from any and all claims, damages, liabilities and actions of every kind and nature whatsoever, whether now known or unknown, arising out of or relating to disposal of personal property remaining in the Premises after the expiration or earlier termination of this Lease.

19.2 Holding Over. Any holding over after the expiration or other termination of this Lease with the written consent of Landlord shall be construed to be a tenancy from month to month at the Monthly Base Rent in effect on the date of such expiration or termination or such other Monthly Base Rent as shall be agreed upon in writing by the parties and otherwise on all the terms of this Lease. Any holding over after the expiration or other termination of this Lease without the written consent of Landlord shall be construed to be a tenancy at sufferance on all the terms of this Lease, except that the Monthly Base Rent shall be an amount equal to the then fair market rental value of the Premises, as determined in good faith by Landlord, but in no event less than one hundred fifty percent (150%) of the Monthly Base Rent payable by Tenant immediately prior to such holding over. During any such holding over by Tenant, whether with or without Landlord’s consent, Tenant shall continue to pay Escalations in accordance with Exhibit B. Acceptance by Landlord of Rent after the expiration or termination of this Lease shall not constitute Landlord’s consent to any such tenancy from month to month or result in any other tenancy or any renewal of the Term.

20. NOTICES. All notices, consents, demands and other communications from one party to the other given pursuant to the terms of this Lease or under the laws of the State of California, including notice under Section 1161 of the California Code of Civil Procedure, shall be in writing and delivered by hand or sent by U.S. certified mail, return receipt requested, or by same day or overnight courier service at the respective addresses for Landlord and Tenant set forth in Section 9 on the Summary. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or its last notice address without providing a new notice address, three (3) days after notice is deposited in the U.S. mail. Either party may, at any time, change its notice address (other than to a post office box) by giving the other party written notice of the new address. Tenant agrees that service of notice in accordance with the terms of this Lease shall be in lieu of the methods of service specified in Section 1162 of the California Code of Civil Procedure. Any notice required pursuant to any laws may be incorporated into, given concurrently with, or given separately from any notice required under this Lease. The provisions of subdivision (a) of Section 1013 of the California Code of Civil Procedure, extending the time within which a right may be exercised or an act may be done, shall not apply to a notice given pursuant to this Lease.

21. WAIVER OF TRIAL BY JURY; VENUE. LANDLORD AND TENANT EACH HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS THAT ARE NOW IN FORCE OR ARE SUBSEQUENTLY ENACTED, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NON-PAYMENT OF RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, AND ANY SUCH COUNTERCLAIM SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW. IN ADDITION, LANDLORD AND TENANT EACH WAIVES ANY OBJECTION TO VENUE IN THE CITY AND COUNTY OF SAN FRANCISCO, AND CONSENTS TO PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING IN CONNECTION WITH THIS LEASE.

22. MISCELLANEOUS.

22.1 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of California.

22.2 Attorneys’ Fees. Should either party bring an action against the other party to enforce or interpret this Lease, including in state or federal court actions or proceedings, then the party which prevails in such action shall be entitled to its reasonable attorneys’ fees and expenses related to such action, in addition to all other recovery or relief. The non-prevailing party shall also be obligated to pay attorneys’ fees and costs incurred in any post-judgment proceedings to enforce and collect the judgment, which obligation shall survive the merger of this Lease into any judgment on this Lease. A party shall be deemed to have prevailed in any such action (without limiting the generality of the foregoing) if such action is dismissed upon the payment by the other party of the sums allegedly due or the performance of obligations allegedly not complied with, or if such party obtains substantially the relief sought by it in the action. Tenant shall also pay all attorneys’ fees and costs Landlord incurs in defending this Lease or otherwise protecting Landlord’s rights in any voluntary or involuntary bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation or reorganization proceeding involving Tenant or this Lease, including all motions and proceedings related to relief from an automatic stay, lease assumption or rejection, use of cash collateral, claim objections, disclosure statements and plans of reorganization. In addition, if as a result of any breach or default on the part of Tenant under this Lease, Landlord uses the services of an attorney in order to secure compliance with this Lease, Tenant shall reimburse Landlord upon demand as Additional Rent for any and all reasonable attorneys’ fees and expenses incurred by Landlord, whether or not formal legal proceedings are instituted, including the costs of preparing and serving demand letters, default notices and similar non-judicial enforcement activities. Further, whenever Tenant provides notice to Landlord, requests Landlord’s consent, or submits documents for Landlord’s review, Tenant shall pay to Landlord all reasonable costs, including attorney’s fees, incurred by Landlord in connection with such notice, request or submittal.

22.3 Administrative Fees. If Landlord makes any repairs that are the obligation of Tenant or repairs any damage caused by Tenant or Tenant Parties, as provided in Sections 7.1 and 7.2 respectively, in addition to reimbursing Landlord for the reasonable cost of such repairs, Tenant shall pay Landlord an administrative fee equal to five percent (5%) of the cost of the repairs. Whenever Tenant provides notice to Landlord, requests Landlord’s consent, or submits documents to Landlord for Landlord’s review, Tenant shall pay to Landlord all reasonable out-of-pocket costs and expenses, including attorneys’ fees and disbursements, incurred by Landlord in connection therewith.

22.4 No Waiver. Landlord’s failure to take advantage of any default or breach of covenant on the part of Tenant shall not be, or be construed, as a waiver thereof, nor shall any custom or practice which may grow up between the parties in the course of administering this instrument be construed to waive or to lessen the right of Landlord to insist upon the performance by Tenant of any term, covenant or condition hereof, or to exercise any rights given him on account of any such default. A waiver of a particular breach or default shall not be deemed to be a waiver of the same or any other subsequent breach or default. The acceptance of Rent hereunder shall not be, nor be construed to be, a waiver of any breach or rights, including the right to possession, other than the failure of Tenant to pay the particular Rent so accepted.

22.5 Sale. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and the Property. Upon transfer, Landlord shall be released from all obligations under this Lease, and Tenant agrees to look solely to the successor-in-interest of Landlord, provided that any successor pursuant to a voluntary transfer (but not an involuntary transfer, including a transfer resulting from a foreclosure or deed in lieu thereof) shall assume Landlord’s obligations under this Lease.

22.6 Interpretation. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The captions preceding Articles and Sections are solely for convenience of reference and shall have no effect upon the interpretation of this Lease. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The phrase “business days” shall mean Monday through Friday, excluding holidays. This Lease shall be interpreted in accordance with its fair meaning and not strictly for or against either party. If there be more than one Tenant, the obligations of Tenant hereunder are joint and several, and the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy or this Lease, including but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed. If any provision of this Lease, or the application thereof to any person or circumstance, is determined to be illegal, invalid or unenforceable, the remainder of this Lease, or its application to other persons or circumstances, shall not be affected thereby and shall remain in full force and effect, unless such enforcement would be grossly inequitable. This Lease shall be construed as though the covenants between Landlord and Tenant are independent. Time is of the essence of each and every covenant contained in this Lease.

22.7 Successors and Assigns. Subject to the provisions hereof relating to assignment and subletting, this Lease is intended to and does bind the heirs, executors, administrators, successors and assigns of any and all of the parties hereto.

22.8 Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of Rent or the Security Deposit), the period of time for the performance of such action shall be extended by the number of days that performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (each, a “Force Majeure Event”).

22.9 Financial Statements. Within ten (10) business days after Landlord’s written request from time to time (not more than once per year), Tenant shall furnish Landlord with audited financial statements reflecting Tenant’s then-current financial condition, or, if audited financial statements are not available, then financial statements certified by an officer, partner, managing member or owner of Tenant, in such form and detail as Landlord may reasonably request. Tenant represents and warrants that the financial information and representations provided to Landlord in conjunction with the making of this Lease and provided hereafter are true and accurate in all material respects.

22.10 No Light, Air, or View Easement. Nothing contained in this Lease shall be deemed, either expressly or by implication, to create any easement for light and air or access to any view. Any diminution or shutting off of light, air or view to or from the Premises by any structure which now exists or which may hereafter be constructed, whether by Landlord or any other person or entity, shall in no way affect this Lease or Tenant’s obligations hereunder, entitle Tenant to any reduction of Rent, or impose any liability on Landlord. Further, under no circumstances at any time during the Term shall any temporary darkening of any windows of the Premises or any temporary obstruction of the light or view therefrom by reason of any repairs, improvements, maintenance or cleaning in or about the Building in any way impose any liability upon Landlord or in any way reduce or diminish Tenant’s obligations under this Lease.

22.11 Recordation. Neither this Lease, nor any notice or memorandum regarding the terms hereof, shall be recorded by Tenant. Any such unauthorized recording shall be an Event of Default for which there shall be no cure or grace period.

22.12 Survival. The waivers of the right of jury trial, the other waivers of claims or rights, the releases and the obligations of Tenant under this Lease to indemnify, protect, defend and hold harmless Landlord and/or Landlord Parties shall survive the expiration or termination of this Lease, and so shall all other obligations or agreements of Landlord or Tenant which by their terms survive expiration or termination of this Lease.

22.13 Brokers. Each party covenants and represents to the other that it has dealt with no brokers in connection with this Lease other than Landlord’s Broker(s) and Tenant’s Broker(s) listed in Section 8 of the Summary. Each party agrees to protect, defend, indemnify and hold the other harmless from any and all Claims resulting from a breach of the foregoing representation. Landlord will pay the Brokers’ commissions in accordance with separate agreements between Landlord and each of the Brokers

22.14 Authority. Tenant, Landlord, and each of the persons executing this Lease on behalf of Tenant or Landlord, do hereby represent and warrant that: (a) it is a duly authorized and existing entity; (b) it has and is qualified to do business in the State of California; (c) it has full right and authority to enter into this Lease; (d) each and both of the persons signing on behalf of any party are authorized to do so; and (e) it is not, and the entities or individuals constituting it or which may own or control it or which may be owned or controlled by it are not, identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists. If Tenant is a corporation, within thirty (30) days after execution of this Lease by Tenant, Tenant shall deliver to Landlord a certified corporate resolution authorizing Tenant to execute this Lease and authorizing the persons who signed below on behalf of Tenant to execute this Lease.

22.15 Quiet Enjoyment. Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, subject to the covenants and conditions set forth in this Lease and to the rights of any holders of Superior Interests.

22.16 Name and Address. Landlord reserves the right, without any liability to Tenant, to change the name and/or street address of the Building.

22.17 No Offer. No contractual or other rights shall exist between Landlord and Tenant with respect to the Premises until both have executed and delivered this Lease, notwithstanding that rental deposits have been received by Landlord and notwithstanding that Landlord has delivered to Tenant an unexecuted copy of this Lease. The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or any option for the Tenant to lease, or otherwise create any interest by Tenant in the Premises or any other Premises situated in the Building. Execution of this Lease by Tenant and return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Lease to Tenant.

22.18 Addenda and Exhibits. The Addenda and Exhibits listed in Section 10 of the Summary are attached hereto and are hereby made an integral part of this Lease.

22.19 Counterparts. This Lease may be executed in counterparts. All such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. The parties intend to sign and deliver this Lease by electronic or facsimile transmission. Each party agrees that the delivery of this Lease by electronic or facsimile transmission shall have the same force and effect as delivery of original signatures and that each party may use such electronic or facsimile signatures as evidence of the execution and delivery of this Lease by all parties to the same extent that an original signature could be used.

22.20 Parking. Subject to availability, at the commencement of the lease, Landlord will make available one (1) reserved parking space in the lower level of the Building at the current monthly parking rate of Five Hundred Dollars ($550) per month. Such rate is subject to change in accordance with market conditions. If Tenant does not rent such space at the commencement of this Lease or if Tenant ceases to rent the space during the Term of the lease, Landlord will be free to rent such space to another party, without further liability or obligation to Tenant. Tenant hereby agrees to follow all reasonable, nondiscriminatory garage rules and procedures established by Landlord or the garage operator. Tenant agrees to sign any and all documents, and to pay any and all fees and charges, required by Landlord or the garage operator of other parking renters to rent such parking spaces. Landlord’s obligation to make such parking space available to Tenant shall be subject to ordinances and regulations of the applicable governmental authority concerning off-street parking and loading facilities, either now existing or hereafter enacted. Landlord or the garage operator each reserve the right to change, reconfigure, or rearrange the garage and parking areas, to reconstruct or repair any portion thereof, and to restrict or eliminate the use of the garage and parking areas and do such other acts in and to the garage and parking areas as they deem necessary or desirable, without such actions being deemed an eviction of Tenant or a disturbance of Tenant’s use of the Premises, and without Landlord being deemed in default hereunder; provided, however, that Landlord shall use commercially reasonable efforts to minimize (to the extent consistent with Legal Requirements) the extent and duration of any resulting interference with Tenant’s parking rights. Landlord and the garage operator shall not be liable for any damage of any nature to, or any theft of, vehicles, or the contents thereof, in or about the garage and parking areas. At Landlord’s request, Tenant shall execute an agreement confirming the foregoing

22.21 Entire Agreement. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease or the Building. There are no representations between Landlord and Tenant other than those contained in this Lease and all reliance with respect to any representations is based solely upon the terms of this Lease.

23. RIGHT OF FIRST OFFER.

23.1 First Offer Space; Landlord Notice. Subject to the terms and conditions set forth in this Article 23, Tenant shall have a one-time right of first offer to lease the balance of the 25th floor of the Building, consisting of approximately 5,249 rentable square feet (the “First Offer Space”). If at any time during the initial Term the First Offer Space is or will become available for lease, Landlord shall give Tenant written notice (the “First Offer Notice”) that the First Offer Space is or will become available for lease by Tenant. The First Offer Space shall not be available for lease if it is subject to an option or other legal obligation. In addition, the First Offer Space shall not be deemed available for lease by Tenant if Landlord intends to use such space for its own purposes or as a management office for the Building, and Landlord shall have no obligation to exercise a recapture right in connection with an assignment or sublease of the First Offer Space in order to make such space available to Tenant. The First Offer Notice shall set forth the material terms upon which Landlord, acting in good faith, is willing to lease the First Offer Space to Tenant, including, but not limited to: (a) the Monthly Base Rent (which may include periodic increases) Landlord proposes to charge, based upon Landlord’s assessment of current market conditions, I; (b) the tenant improvements, if any, Landlord proposes to install and/or the tenant improvement allowance, if any, that Landlord proposes to pay to a tenant in connection with a lease of the First Offer Space; (c) the anticipated date upon which possession of the First Offer Space will be available; and (d) such other matters as Landlord may wish to include as proposed terms. The term of the lease for the First Offer Space shall be coterminous with the Term for the original Premises, and if the First Offer Space is anticipated to be available during the final twenty-four (24) months of the initial Term, Landlord may require, as a condition to leasing the First Offer Space to Tenant, that Tenant exercise its Extension Option.

23.2 Procedure for Acceptance. Tenant may, not later than ten (10) business days after receipt of the First Offer Notice (the “Election Date”), at its option, deliver a written notice to Landlord (“Tenant’s Acceptance Notice”) electing to lease the First Offer Space upon the terms set forth in the First Offer Notice. Time is of the essence of this provision, and if Tenant fails to deliver Tenant’s Acceptance Notice on or before the Election Date, Tenant shall be deemed to have rejected Landlord’s offer (“Tenant’s Rejection”), and Landlord shall have the right to lease the First Offer Space to any other party on such terms and conditions as Landlord may determine in its sole discretion. Any qualified or conditional acceptance by Tenant of Landlord’s First Offer Notice shall be deemed a counteroffer to, and a rejection of, Landlord’s First Offer Notice.

23.3 Amendment to Lease. If Tenant validly exercises its right of first offer to lease the First Offer Space, then except as specified in this Article 23 or in the First Offer Notice, which shall govern to the extent of any conflict with this Lease, the First Offer Space shall become a part of the Premises on all of the terms and conditions of this Lease, except that: (a) the Monthly Base Rent for the First Offer Space shall be as specified in the First Offer Notice; (b) Tenant’s Share of Operating Costs shall be adjusted to reflect the rentable square footage of the First Offer Space; and (c) the First Offer Space shall be delivered in its then existing “as is” condition, and Tenant shall be responsible, at Tenant’s sole cost and expense, and in accordance with the provisions of Section 7.3 hereof, for the construction and installation of any tenant improvements or alterations Tenant desires to install in the First Offer Space. Upon delivery of Tenant’s Acceptance Notice, Landlord shall be obligated to lease the First Offer Space to Tenant on the terms and conditions set forth in the First Offer Notice and this Article 23 without further act on the part of Landlord or Tenant. Notwithstanding the self-operative effect of the preceding sentence, upon request by Landlord, Tenant shall promptly execute an amendment to this Lease and any other documents reasonably requested by Landlord to memorialize the addition of the First Offer Space to the Premises.

23.4 Conditions on Right of First Offer. Notwithstanding the foregoing, Landlord shall not be required to give a First Offer Notice to Tenant if an Event Default exists under this Lease at the time Landlord would otherwise be required to give such notice. In addition, at Landlord’s election, Tenant’s Acceptance Notice shall be of no force or effect if an Event of Default exists under this Lease at the time Tenant delivers such notice to Landlord or on the scheduled date of delivery of the First Offer Space to Tenant. Tenant’s rights under this Article 23 are personal to the original Tenant executing this Lease, and may not be assigned (voluntarily or involuntarily) to, or exercised by, any person or entity other than the original Tenant, and shall be available to and exercisable by Tenant only for so long as the original Tenant remains in actual and physical possession of the entire Premises.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

101 Montgomery Street Co.,

a California limited partnership

By:	Cahill Montgomery Corp.,

a California corporation,

its general partner

By:	/s/ William R. Cahill
William R. Cahill
President

TENANT:

Eidos Therapeutics, Inc,

a Delaware corporation

By:	/s/ Neil Kumar
Name:	Neil Kumar
Title:	CEO

By:	/s/ Camille Landis
Name:	Camille Landis
Title:	CBO

ADDENDUM ONE

LINES AND EQUIPMENT

1. Lines. Tenant agrees that any new or existing telephone or data wires and cables (collectively, “Lines”) serving the Premises shall be its sole responsibility to maintain, repair, upgrade or replace. “Lines” shall include both copper and fiber-optic cable and wire, conduit, switchboard, splice box, riser and related items. Subject to Section 3 below, Tenant may install, maintain, replace, remove or use Lines, provided that (a) Tenant shall obtain Landlord’s prior written consent, use the contractor approved by Landlord, and comply with all of the other provisions of the Lease and such other rules and procedures as may be established by Landlord from time to time, (b) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Building, as determined in Landlord’s reasonable opinion, (c) any such Lines (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (d) all such Lines servicing the Premises shall comply with all Applicable Requirements, (e) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage caused by such removal, (f) in the case of the installation of new Lines, Tenant, at the time of installation, shall label such Lines, on each floor through which they pass, with an identification system reasonably approved by Landlord, (g) Landlord shall not be required to grant separate access to the Building to Tenant’s telecommunications services and equipment provider in connection with such Lines, and (h) Tenant shall pay all costs in connection with the foregoing.

2. Telecommunications Equipment. Subject to Section 3 below, Tenant may install, maintain, replace, remove or use telecommunications or other signal or data reception or transmission equipment (collectively, “Equipment”) in the Premises, provided that (a) Tenant shall obtain Landlord’s prior written consent, use the contractor approved by Landlord, and comply with all of the other provisions of the Lease and such other rules and procedures as may be established by Landlord from time to time, (b) any such Equipment shall comply with all Applicable Requirements, and (c) Tenant shall pay all costs in connection with the foregoing.

3. Interference.

(a) Tenant’s Interference. Upon notice of any electrical, electromagnetic, radio frequency, or other interference with the Building Systems or any telecommunication or other signal or data reception or transmission equipment and/or system in or serving the Building and/or its occupants caused by Tenant’s Lines or Equipment (“Interference”), Tenant shall immediately cooperate with Landlord to identify the source of the Interference and shall, within twenty-four (24) hours, if requested by Landlord, cease all operations of Lines and Equipment (except for intermittent testing as approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) until the Interference has been corrected to the reasonable satisfaction of Landlord, unless Tenant reasonably establishes prior to the expiration of such twenty-four (24) hour period that the Interference is not caused by Tenant’s Lines or Equipment, in which case Tenant may operate its Lines or Equipment pursuant to the terms of the Lease. Tenant shall be responsible for all costs associated with any tests deemed reasonably necessary to resolve any and all Interference as set forth in this Addendum One. If such Interference has not been corrected within ten (10) business days after notice to Tenant of its occurrence, Landlord may (i) require Tenant to remove the specific Line or Equipment causing such Interference pursuant to the terms of Section 4(d) below, or (ii) eliminate the Interference at Tenant’s expense, provided such Interference is actually caused by Tenant’s Lines or Equipment. If Tenant is required to stop using its Lines or Equipment to remedy Tenant’s Interference, Tenant shall not be entitled to compensation from Landlord nor shall there be an abatement in Rent therefor.

(b) Other Party’s Interference. If the lines or equipment of any other party causes Interference with Tenant’s Lines or Equipment, Tenant shall reasonably cooperate with such other party to resolve such Interference in a mutually acceptable manner.

ADDENDUM ONE - 1

4. General Provisions.

(a) Consultation with Landlord. Tenant shall consult with Landlord in advance of any installation of any Lines or Equipment that may cause any electrical, electromagnetic, radio frequency, or other interference with the Building Systems or any telecommunication or other signal or data reception or transmission system and/or Equipment in or serving the Building and/or its occupants at the earliest practicable stage of consideration of such installation.

(b) Landlord’s Rights. Access to telephone risers, closets and equipment outside of the Premises may be controlled by Landlord. Landlord may, but shall not have the obligation to, reasonably direct, monitor, and/or supervise the installation, maintenance, replacement and removal of any Lines or Equipment.

(c) Damage. Tenant shall be responsible for any loss, damage or injury caused by Tenant, its employees, agents or subcontractors to Building communication lines. Without limiting the generality of the foregoing, if repair or replacement of a Line shall pierce a fire-rated separation, Tenant shall reimburse Landlord for cost of restoring the integrity of said separation.

(d) Removal. Landlord reserves the right to require that Tenant remove any Lines or Equipment located in or serving the Premises that (i) are installed in violation of these provisions, or (ii) are at any time in violation of any Applicable Requirements, or (iii) present a dangerous or potentially dangerous condition, or (iv) present a threat to the structural integrity of the Building, or (v) threaten to overload the capacity of, or affect the temperature otherwise maintained by, the air conditioning system, or the capacity of the Building’s electrical system. In addition, Landlord reserves the right to require Tenant to remove Lines and Equipment upon the expiration or earlier termination of the Lease. The removal of Lines or Equipment shall be performed by the contractor specified by Landlord. If Tenant fails to remove any Lines or Equipment as required by Landlord, or if Tenant violates any other provision of this Addendum One, Landlord may, after three (3) days’ written notice to Tenant, remove such Lines and/or Equipment, as the case may be, or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or Applicable Requirements); provided, however, that Landlord shall have the right to remove any such Lines and/or Equipment immediately, without notice to Tenant, in the event of an emergency.

(e) Approval by Landlord. Landlord’s approval of, or requirements concerning, Lines and Equipment, the plans, specifications or drawings related thereto or Tenant’s contractors, subcontractors, or service provider, shall not be deemed a warranty as to the adequacy thereof, and Landlord hereby disclaims any responsibility or liability for the same. Landlord further disclaims all responsibility for the condition, security or utility of Lines and Equipment, and makes no representation regarding the suitability of any such Lines or Equipment for Tenant’s intended use or the adequacy or fitness of the Building Systems for any such Lines or Equipment.

(f) Waiver of Claims. Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines or Equipment will be free from, the following: (i) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines and/or Equipment by or for other tenants or occupants of the Building, by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Lines and/or Equipment, or any other problems associated with any Lines and/or Equipment by any other cause; (ii) any failure of any Lines and/or Equipment to satisfy Tenant’s requirements; or (iii) any eavesdropping or wire-tapping by unauthorized parties. Without limiting the generality of any other provision of this Lease, in no event shall Landlord be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from the foregoing occurrences. Tenant further waives any right to claim that any occurrence described in clauses (i), (ii) and (iii) above constitutes grounds for a claim of abatement of Rent, actual or constructive eviction, or termination of this Lease.

ADDENDUM ONE - 2

ADDENDUM TWO

ELECTRONIC FUNDS TRANSFER

1. Landlord Option to Collect Via Electronic Funds Transfer (“EFT”). Instead of requiring Tenant to pay Rent, late fees and other charges at the location designated in the Lease, Landlord may, upon mutual agreement of Landlord and Tenant, upon not less than thirty (30) days’ prior notice to Tenant, require Tenant to promptly execute and deliver any documents, instruments, authorizations, or certificates required by Landlord to give effect to an EFT method of payment, whereby any or all payments by Tenant shall be debited monthly or from time-to-time, as determined by Landlord, from Tenant’s account in a bank or financial institution designated by Tenant and credited to Landlord’s designated bank account. Landlord may terminate the EFT method of payment upon thirty (30) days’ written notice to Tenant, after which payment shall be made at the location set forth in the Lease.

2. Fees and Charges. Tenant shall promptly pay all reasonable service fees and related bank charges to Landlord resulting from insufficient funds in Tenant’s designated bank account or de-authorized EFT transactions, together with late charges due under the Lease. Landlord shall credit Tenant for any bona fide bank charges imposed by Tenant’s bank or financial institution due to Landlord’s EFT system.

3. Tenant to Notify of Change in Bank. If Tenant elects to change the bank or financial institution from which any Rent and other charges under the Lease are automatically debited, notification of such change and the required documents, instruments, authorizations, and certificates specified in Paragraph 1 above must be received by Landlord no later than fifteen (15) days prior to the date of the next Rent payment.

4. Mistake in Debit. Tenant agrees that it shall remain responsible to Landlord for all payments of Rent, late fees and other charges pursuant to the Lease, even if Tenant’s bank account is incorrectly debited in any given month. If an error in the debit is made in the favor of Tenant, Tenant shall correct the underpayment within three (3) business days after receipt of notice from Landlord. If an error in the debit is made in favor of Landlord, Landlord shall refund the overpayment within the earlier of three (3) business days after Landlord’s discovery of the error or three (3) business days after receipt of notice from Tenant.

5. Tenant EFT Default. Tenant’s failure to properly designate a bank or financial institution, Tenant’s de-authorization of a bona fide debit, or Tenant’s failure to promptly provide appropriate information in accordance with this Addendum when requested by Landlord shall constitute an Event of Default if not cured within the applicable time set forth in the Lease. For purposes of this paragraph, cure of an EFT default shall mean timely delivery to Landlord of a cashier’s check for all sums due and reactivation of EFT payments as required by this Addendum.

ADDENDUM TWO - 1

EXHIBIT A

FLOOR PLAN

TRINITY

Premises shown in non-hatched area.

All furniture, fixtures and equipment are shown for illustrative purposes only and are not included in the Tenant Improvements.

EXHIBIT A-1

EXHIBIT B

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Office Lease (the “Lease”) by and between 101 Montgomery Street Co. (“Landlord”) and Eidos Therapeutics, Inc. (“Tenant”) for space in the Building located at 101 Montgomery Street. All capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Lease.

1. Definitions.

(a) The term “Base Year” shall mean calendar year 2018.

(b) The term “Escalations” shall mean the sum of Expenses and Taxes.

(c) The term “Expenses” shall mean all costs and expenses incurred by Landlord in connection with the management, operation, maintenance and repair of the Property, including, without limitation, the following costs: (i) building maintenance and repairs (including maintenance contracts for the elevators, HVAC and other Building Systems and equipment); (ii) janitorial, lobby attendant, window washing, waste disposal, recycling, composting, and pest control services; (iii) wages, bonuses, payroll taxes, insurance, pension, vacation, and other benefits of employees of Landlord or its agents engaged in the management, operation, maintenance or repair of the Property; (iv) utilities and sewer charges; (v) supplies and tools; (vi) reasonable property management fees and expenses; (vii) insurance premiums (including deductible amounts); (viii) building office expenses and other administrative expenses; (ix) accounting and other professional services; (x) maintenance, repair or replacement of sidewalks, landscaping and other Common Areas (including any parking facilities); (xi) property management office rent or rental value; and (xii) construction, installation or acquisition of capital improvements or capital assets to comply with any Applicable Requirements, to protect the health and safety of the occupants of the Building or to reduce other Expenses, provided that such costs are amortized over the useful life thereof as reasonably determined by Landlord at an interest rate of nine percent (9%) per annum, or, if applicable, the rate paid by Landlord on funds borrowed for the purpose of constructing, installing or acquiring such capital improvements or capital assets (except that Landlord may include in any calendar year a portion of the cost of such capital improvement or capital asset equal to Landlord’s estimate of the amount of the reduction in other Expenses resulting from such capital improvement or capital asset during such calendar year).

Expenses shall not include: (1) interest on debt or amortization payments on any mortgages or deeds of trust, except as expressly provided in the preceding paragraph; (2) costs of restoration to the extent of net insurance proceeds received by Landlord with respect thereto; (3) costs incurred in renovating or otherwise improving, painting or redecorating usable space for tenants; (4) leasing commissions and other similar payments paid to agents or employees of Landlord, independent brokers and other persons incurred in connection with Landlord’s leasing of the Building; (5) costs for space planning of tenant space in the Building; (6) repairs or other work occasioned by fire, windstorm or other casualty or damage to the extent Landlord is reimbursed by insurance; (7) advertising and publicity expenditures; (8) reserve accounts; (9) any compensation paid to clerks, attendants or other persons in commercial concessions, if any, involved in the operation of any retail space or similar concessions; (10) the costs of abating or removing asbestos; (11) costs of any services sold or provided tenants or other occupants for which Landlord is reimbursed by such tenants or other occupants as an additional charge over and above the base rental and escalations payable under the lease with such tenant or other occupant; (12) the cost of capital improvements or capital assets, except as provided expressly in the preceding paragraph; (13) the cost of any political or charitable donations; (14) costs of purchasing, installing and replacing art work or decorative features to the extent the same materially exceed such costs charged by the owners of comparable buildings; (15) legal fees and costs incurred in connection with the negotiation of leases, or the sale, transfer, financing or re-financing of the Building; or (16) Landlord’s general corporate overhead related to the operation of other buildings owned by Landlord, provided that Landlord’s manager may aggregate general corporate overhead for the Building and other buildings managed by Landlord’s manager and allocate to the Building a portion of the cost of such overhead that Landlord or Landlord’s manager determines in good faith properly represents the cost of overhead actually provided for the benefit of the Building.

EXHIBIT B - 1

(d) The term “Taxes” shall mean taxes, assessments and charges now or hereafter levied or assessed upon, or with respect to, the Property, or any personal property of Landlord used in the operation thereof or located therein, or Landlord’s interest in the Property or such personal property, by any Federal, State or local entity, including: (i) all real property taxes and general, special, supplemental and escape assessments; (ii) charges, fees or assessments for transit, public improvements, employment, job training, housing, day care, open space, art, police, fire or other governmental services or benefits; (iii) any tax, fee or excise on the use or occupancy of any part of the Property; (iv) any other tax, fee or excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Taxes; and (v) consultants’ and attorneys’ fees and expenses incurred in connection with proceedings to contest, determine or reduce Taxes. Taxes shall not include: franchise, transfer, or inheritance taxes; income taxes measured by the net income of Landlord from all sources; or penalties or interest due by virtue of late payment of Taxes by Landlord.

(e) The term “Tenant’s Share” shall mean 1.58%, as may be adjusted by Landlord from time to time to take into account a re-measurement of or changes in the physical size of the Premises and/or the Building.

2. Payment of Additional Rent. In addition to the Monthly Base Rent, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of (a) the amount, if any, by which Expenses allocable to any calendar year subsequent to the Base Year exceed the amount of Expenses allocable to the Base Year and (b) the amount, if any, by which Taxes allocable to any calendar year subsequent to the Base Year exceed the amount of Taxes allocable to the Base Year. If the Lease terminates on a day other than the last day of a calendar year, Expenses and Taxes for the calendar year in which such termination occurs shall be prorated on the basis which the number of days from the commencement of such calendar year, to and including the termination date, bears to 360. In no event shall any decrease in Expenses or Taxes below the respective amounts of Expenses and Taxes allocable to the Base Year entitle Tenant to any refund, decrease in Monthly Base Rent, or credit against sums due under the Lease.

3. Adjustments in Expenses. If the Building is substantially expanded or a portion of the Building is master leased to or from a third party, and such change results in Expenses for a calendar year not being reasonably comparable to the Expenses for the Base Year, Landlord shall equitably adjust the Expenses for the Base Year. Further, if the Building is less than 90% occupied in any year during the Term, including the Base Year, Expenses for such year may, at Landlord’s election, be adjusted to the amount such Expenses would have been if the Building had been 90% occupied. In addition, if in any year during the Term, any tenant in the Building contracts directly for services, the cost of which would otherwise be included as Expenses, the Expenses for such year may be “grossed up” to reflect the amount Landlord would have paid for such services if such tenants had not directly contracted for such services.

4. Billing.

(a) Estimated Payments. At or prior to the commencement of each calendar year during the Term after the Base Year, Landlord may reasonably estimate Expenses and Taxes for the ensuing calendar year and compute the annual amount of Expenses and Taxes payable by Tenant for such calendar year based on said estimate. On the first day of the month following the furnishing of a written estimate of Expenses and Taxes, Tenant shall pay to Landlord a sum equal to one-twelfth of Tenant’s Share of such estimated Expenses and Taxes multiplied by the number of months then elapsed, commencing with January first of such calendar year, including the current month, and thereafter, until a different billing shall be submitted, the monthly installments payable under the Lease shall be increased by an amount equal to one-twelfth of Tenant’s Share of such estimated Expenses and Taxes. If at any time Landlord reasonably determines that Expenses or Taxes for the current calendar year will vary from Landlord’s estimate, Landlord may, by notice to Tenant, revise its estimate for such calendar year, and subsequent payments by Tenant for such calendar year shall be based upon such revised estimate.

EXHIBIT B - 2

(b) Annual Statement. When the actual Expenses and Taxes for any calendar year after the Base Year are determined, Landlord shall deliver an annual statement (“Annual Statement”) to Tenant showing the (i) actual Expenses and Taxes payable by Tenant for such calendar year and (ii) estimated payments made by Tenant on account of Expenses and Taxes for such calendar year. If an unpaid balance remains, Tenant shall pay such balance within fifteen (15) days after receipt of the Annual Statement. If Tenant has overpaid, Landlord shall so credit Tenant’s Rent, or if the Lease is no longer in effect, shall refund the appropriate sum to Tenant. If Landlord shall, for any reason, fail to furnish an Annual Statement for any calendar year, Landlord may furnish such Annual Statement at a later date with the same force and effect as such Annual Statement would have had, if delivered in a timely manner; provided, however, that in such event, Tenant may elect to pay the amount specified therein in equal installments over the shorter of (A) the twelve (12) months after receipt of such Annual Statement or (B) the remainder of the Term. If Tenant does not object in writing to an Annual Statement within thirty (30) days after Landlord sends the same, such Annual Statement shall be final and binding upon Tenant. Tenant shall have thirty (30) days after Landlord sends an Annual Statement to notify Landlord in writing that Tenant disputes the correctness of the Annual Statement, specifying the particular respects in which the Annual Statement is claimed to be incorrect (“Expense Claim”). If Tenant delivers an Expense Claim to Landlord within said thirty (30) day period, Tenant shall have the right to examine Landlord’s books and records, subject to the terms and conditions set forth in Paragraph 5 below.

5. Audit Rights.

(a) Review By Tenant or Tenant’s CPA. Provided that (i) Tenant timely delivers an Expense Claim to Landlord and (ii) Escalations for the calendar year that is the subject of the Expense Claim are more than one hundred five percent (105%) of Escalations for the immediately preceding calendar year, Tenant and Tenant’s CPA (as defined below) shall have the right, at Tenant’s cost and expense, to examine, inspect, and copy the records of Landlord concerning the components of Expenses and/or Taxes for the calendar year in question that are disputed in the Expense Claim. Such examination shall take place upon reasonable prior written notice, at Landlord’s office, during normal business hours, within thirty (30) days after Landlord’s receipt of the Expense Claim. Any certified public accountant (“CPA”) engaged by Tenant to inspect Landlord’s records shall be compensated on an hourly basis and shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed. The inspection of Landlord’s records must be completed within three (3) business days after such records are made available to Tenant or its CPA. Tenant agrees to keep, and to cause its CPA to keep, all information obtained by Tenant or its CPA confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any Annual Statement unless Tenant has paid and continues to pay all Rent (including the amount disputed in the Expense Claim) when due.

(b) Selection of Independent Accounting Firm. If, following such examination of Landlord’s records, Tenant continues to object to the Annual Statement, and the parties are unable to resolve the dispute within forty-five (45) days after Landlord’s receipt of the Expense Claim, Tenant shall have the right to seek an independent determination of the Expense Claim in the following manner. Within sixty (60) days after Landlord’s receipt of the Expense Claim, Tenant shall provide Landlord with a list of five (5) independent, certified public accounting firms that are not currently providing, and have not within the three (3) previous years provided, services to Landlord or Tenant. All of the firms shall be nationally or regionally recognized firms with annual revenues in excess of Ten Million Dollars ($10,000,000.00) during the preceding two (2) fiscal years. Within thirty (30) days after receipt of the list of accounting firms from Tenant, Landlord shall choose one of the five (5) firms by written notice to Tenant, or notify Tenant that in Landlord’s opinion, none of the five (5) accounting firms proposed by Tenant meets the qualifications set forth in this paragraph.

EXHIBIT B - 3

(c) Final Determination. Within thirty (30) days after Landlord’s notice to Tenant of Landlord’s choice of firm, Landlord and Tenant shall each submit to the chosen accounting firm its position concerning the Expense Claim. The accounting firm shall promptly make a determination of the Expense Claim. If the accounting firm determines that the Annual Statement was incorrect, the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days after said determination. The determination of the accounting firm shall be limited to determination of the issues raised in the Expense Claim submitted by Tenant, and shall be final and binding upon the parties. All costs and expenses of the accounting firm shall be paid by Tenant unless the accounting firm determines that Landlord overstated Escalations for the applicable calendar year by more than five percent (5%), in which case Landlord shall pay the cost of the accounting firm.

EXHIBIT B - 4

EXHIBIT C

RULES AND REGULATIONS

1.	SIGNS: No movable or fixed sign, placard, banner, picture, advertisement, name or notice visible from the exterior of the Premises shall be inscribed, displayed, printed, painted, affixed or otherwise displayed by Tenant in or on the Premises or any part of the Building, without the prior written consent of Landlord. Landlord shall have the right to remove any objectionable sign, placard, banner, picture, advertisement, name or notice, without notice to, and at the expense of Tenant. Landlord reserves the right to impose uniform signage for all public areas of the Building and to change said signage standards from time to time. After approval by Landlord, Tenant shall affix signage to the wall as directed; no glue or screws will be used. If a sign is glued, the costs incurred to repair the damage resulting from removal of the sign will be paid by Tenant.

2.	DIRECTORY: The directory of the Building will be provided for display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom. Landlord may charge Tenant for each name, in addition to the name of Tenant, listed in such directory, and for any change in the name or location of Tenant.

3.	LOCKS: Tenant shall not alter any lock or install a new or additional lock on any door of the Premises, and Tenant shall not have any duplicate keys made, without the prior written consent of Landlord. If a key for any door lock are desired, the additional key shall be paid for by Tenant. Upon termination of the Lease, Tenant shall surrender all keys to the Premises.

4.	WIRING: When wiring of any kind is introduced, it must be connected as directed by Landlord, and no boring or cutting for wires will be allowed, except with the prior written consent of Landlord. The location of telephones, call boxes, telephone boards, and other office equipment in the Premises shall be prescribed by Landlord.

5.	WINDOWS / WINDOW SILLS: No curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with, any window in the Premises, without the prior written consent of Landlord. If Landlord consents, all such items shall be installed inside of Landlord’s standard draperies or blinds and shall in no way be visible from the exterior of the Building. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. No item which could potential damage the window sills (i.e., potted plants which cause water damage) shall be placed on the window sills.

6.	OBSTRUCTING LIGHT: The doors, windows, skylights, and portions that reflect or admit light into the halls, passageways or other public places in the Building shall not be covered or obstructed by a tenant.

7.	HALLS AND STAIRWAYS: Tenant shall keep the doors to the Building corridors closed at all times, except when in actual use for ingress or egress. Sidewalks, halls, passages, exits, entrances, elevators, escalators and stairways shall not be obstructed by Tenant, or used for any purpose other than for ingress to and egress from the Premises. The halls, passages, exits, entrances, elevators, escalators and stairways are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, would be prejudicial to the safety, character, reputation and interests of the Building and its tenants.

8.	PLUMBING: The toilet rooms, toilets, urinals, wash bowls and other fixtures shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule by Tenant or any Tenant Party, shall be borne by Tenant.

EXHIBIT C - 1

9.	ELECTRICITY: Tenant may operate a reasonable number of typical small office machines, including adding machines, calculators, clocks, coffee machines, facsimile machines, personal computers and small copy machines. Tenant may not install any electrical device requiring special transformers or circuits or drawing in excess of three (3) amperes of electrical current or operate large office machines, including large computers requiring special size, electrical or A/C requirements, extra air conditioning units and appliances, without Landlord’s prior written approval. All electrical ceiling fixtures, bulbs and tubes must be of a type, quality, design and color approved in advance in writing by Landlord. All electrical appliances must be grounded and must meet Underwriters’ Laboratory standards.

10.	HEATING: Tenant shall not use or keep in the Building any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance, or material that is considered hazardous. Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord (including, but not limited to, personal space heaters).

11.	FLOOR COVERINGS AND WALLS: Tenant shall not lay linoleum, tile, carpet or any other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved in writing by Landlord. The expense of repairing any damage resulting from a violation of this rule or the removal of any floor covering shall be borne by Tenant. Landlord shall be responsible only for the vacuuming of carpets; Tenant shall be responsible for regular shampooing of carpets. Tenant shall not drive nails, screw or drill into, the partitions, woodwork or plaster in the Premises, including in connection with the installation of art work, or in any way deface the Premises or the Building. Tenant shall place vinyl chair mats under rolling chairs in order to prolong the life of the carpet.

12.	MOVING FURNITURE, SAFES. ETC.: No furniture, freight or equipment of any kind shall be brought into or removed from the Building without the consent of Landlord, and all moving of same, into or out of the Building, by Tenant, shall be done at such times and such manner as Landlord shall designate. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building, as well as the times and manner of moving the same into and out of the Building. Landlord will not be responsible for loss or for damage to any such safe or property from any cause. All damage done to the Building by moving or maintaining any such safe, furniture, freight, equipment or property shall be repaired at the expense of Tenant. Tenant shall advise Landlord at least (7) seven days in advance of any move of any furniture, freight or equipment.

13.	FREIGHT ELEVATOR: The Building freight elevator must be used for all deliveries of supplies, packages, equipment, furniture and other deliveries. Landlord shall set the hours for use of the freight elevator. If Landlord permits deliveries on passenger elevators, such permission shall not be deemed a precedent for other deliveries in passenger elevators.

14.	USE RESTRICTIONS: Tenant shall not use, keep or permit any foul or noxious gas or substance in the Premises, or permit the Premises to be used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, vibrations or electronic disruption, or interfere with other tenants or those having business in the Building. Tenant shall not, without the prior written consent of Landlord, use any apparatus or device in connection with the Premises that will in any way injure, vibrate or shake the Premises or increase the amount of electricity or water usually furnished or supplied to the Premises, or connect to the water pipes any apparatus or device for the purpose of using water. Tenant shall not install any antenna, loudspeaker or any other device on the exterior walls, windows, or roof of the Building. The Premises shall not be used for any kind of eating house, cannabis dispensary, merchandise storage, clothes washing, lodging, sleeping purposes, or any improper, objectionable or immoral purposes. Tenant shall not conduct any auction, liquidation, fire sale, going out-of business or bankruptcy sale in the Premises.

EXHIBIT C - 2

15.	HEAVY INSTALLATIONS: Business machines and mechanical equipment which cause noise and/or vibration that may be transmitted from the Premises to the structure of the Building or to any leased space to such a degree as to be objectionable to Landlord or to any other tenants in the Building shall be placed and maintained by Tenant, at Tenant’s expense, in settings of cork, rubber or spring type noise and/or vibration eliminators sufficient to eliminate vibration and/or noise. Tenant shall not place a load upon any floor of the Premises that exceeds the floor load per square foot that such floor was designed to carry and that is allowed by law.

16.	RECYCLING AND COMPOST: Tenant shall store all its recycling and compost within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of recycling and compost in the City of San Francisco without violation of any law or ordinance governing such disposal. All recycling and compost disposal shall be made only through entryways and elevators provided for such purposes and at such times as Landlord shall designate.

17.	CLEANING SERVICES: Tenant shall not engage any person or company other than Landlord’s janitorial service to perform cleaning services within the Premises, unless otherwise agreed in writing by Landlord.

18.	COOKING: No cooking shall be done or permitted by Tenant in the Premises, except that Underwriters’ Laboratory-approved equipment and microwave ovens may be used for heating food and brewing coffee and similar beverages.

19.	VENDING MACHINES: No vending machine of any kind shall be installed, maintained or operated in the Premises without the written permission of Landlord.

20.	NO ANIMALS OR VEHICLES: Tenant shall not bring into or keep within the Building or the Premises any animal (except for therapy, guide, hearing, and other service, working, or assistance animals in each case appropriately licensed), bird, or aquarium. Tenant shall not permit any skateboards, rollerblades or scooters to be used on the Property, and Tenant shall not bring into or keep within the Building or the Premises any bicycles or other vehicles, except that bicycles may be parked at the risk of the owner in the areas, if any, designated for such purpose by Landlord.

21.	COMMON AREAS: Areas used in common by tenants, including retail spaces, elevators, restrooms, corridors and exterior plazas shall be subject to these Rules and Regulations, to the extent applicable, and to any special regulations posted therein, including any “no smoking” regulations.

22.	CLOSING PRECAUTIONS: Tenant shall see that the windows, transoms and doors of the Premises are closed and securely locked before leaving the Building, and shall exercise extraordinary care and caution that all water faucets or water apparatus are entirely shut off before Tenant or its employees leave the Building, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage.

23.	SAFETY PROCEDURES: Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

24.	NO SOLICITATION: Solicitations or promotions to other tenants in the Building are prohibited, except with the prior written approval of Landlord. If so approved, solicitations and promotions shall only be done by and through Landlord, at Tenant’s sole cost.

EXHIBIT C - 3

25.	ACCESS: Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 6 a.m. and at all hours on Saturdays, Sundays and holidays, all persons who do not present a pass to the Building provided by Landlord. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord also reserves the right to exclude or expel from the Building any person who, in Landlord’s good faith opinion, is intoxicated or under the influence of alcohol or drugs or poses a danger to persons or property, or who shall in any manner do any act in violation of any of the Rules and Regulations of the Building. Landlord shall in no case be liable for any error with regard to the admission to or exclusion from the Building of any person. During any invasion, mob, riot, civil unrest, demonstration, or other circumstance rendering such action advisable in Landlord’s good faith opinion, Landlord reserves the right to prevent access to the Building for the safety of tenants and protection of the Building and property in the Building.

26.	REQUIREMENTS: The requirements of tenants will be attended to only upon application at the Building office. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instruction from the Building office.

27.	COMPLIANCE: Tenant shall be liable to Landlord and to other tenants of the Building for any loss, cost, expense (including reasonable attorneys’ fees), damage or liability arising out of or in connection with the failure of Tenant or any Tenant Party to comply with these Rules and Regulations, but Landlord shall have no liability for such failure or for failing or being unable to enforce compliance therewith by any tenant, and such failure by Landlord or non-compliance by any other tenant shall not be grounds for damages or termination of the Lease. Landlord reserves the right at any time to change or rescind any one or more of these Rules or Regulations, or to make additional reasonable Rules and Regulations. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of said Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing such Rules and Regulations against any or all tenants in the Building.

EXHIBIT C - 4

EXHIBIT D

WORK LETTER

Landlord:	101 Montgomery Street Co.

Tenant:	Eidos Therapeutics

Premises:	Suite 2550

The purpose of this Work Letter is to set forth the respective responsibilities of Landlord and Tenant with respect to the design and construction of all alterations, additions and improvements which Tenant may deem necessary or appropriate to prepare the Premises for occupancy by Tenant under the Lease. Such alterations, additions and improvements to the Premises are referred to in this Work Letter as the “Tenant Improvements,” and the work of constructing the Tenant Improvements is referred to as the “Tenant Improvement Work.”

Landlord and Tenant agree as follows:

1. General. Landlord shall undertake and complete the Tenant Improvement Work in accordance with the terms of this Work Letter. Except for the Tenant Improvement Work, Tenant shall accept the Premises in their “AS IS” condition on the Commencement Date.

2. Approved Drawings. Prior to the date hereof, Landlord retained Revel Architecture and Design (“Landlord’s Architect”) to prepare preliminary drawings for the Premises. Tenant hereby approves of the preliminary drawings prepared by Landlord’s Architect dated 10.9.17 (“Approved Drawings”), the work outline (“Work Outline”) and building standards (“Building Standards’”) all shown in this Exhibit. Landlord’s Architect shall hereafter prepare more detailed construction drawings consistent with the Approved Drawings. Tenant shall diligently meet with and otherwise cooperate with Landlord’s Architect to finalize the construction drawings in a timely manner.

3. Construction of Tenant Improvements.

3.1 Responsibility for Design and Construction Costs. Landlord, at its sole cost and expense, shall pay all costs of performing the Tenant Improvement Work, as depicted on the Approved Drawing and the Work Outline, except for those items, if any, as listed in Schedule A of the Work Outline (the “Above Standard Work”). Tenant will be responsible for all costs of the Above Standard Work and improvements in excess of those described in the Approved Drawing and the Work Outline. Upon receipt of all invoices related to the Tenant Improvement Work, Landlord will send Tenant a letter with copies of such invoices (the “Above Standard Work Notice”) notifying Tenant of the total cost of the Above Standard Work, if any, due from Tenant to Landlord and payable within thirty (30) days of Landlord’s submittal to Tenant of the Above Standard Work Notice.

All costs attributable to Change Orders (as hereinafter defined) requested or approved by Tenant shall be payable by Tenant, including costs incurred by Landlord in reviewing proposed Change Orders and an administrative fee in the amount of ten percent (10%) of any increase in the cost of the Tenant Improvement Work resulting from Change Orders. Landlord shall have no obligation to commence or continue any Change Order work unless Tenant pays the estimated costs associated with such Change Order within ten (10) days after receipt of an invoice therefore. Upon request, Landlord shall supply reasonable supporting documentation for any such invoice, in each instance within a reasonable time following such request, but Tenant shall not be entitled to delay or withhold payment of any sums invoiced by Landlord, and payment of such sums shall not be deemed a waiver of any right on the part of Tenant to such reasonable supporting documentation. Any delay resulting from Tenant’s failure to timely pay such invoice or any portion thereof shall be a Tenant Delay (as defined below).

EXHIBIT D - 1

3.2 Construction. Landlord shall obtain any necessary building permits for construction of the Tenant Improvements (“Permits”), and shall engage a general contractor selected by Landlord (the “General Contractor”) to perform the Tenant Improvement Work substantially as shown on the Approved Drawings, excepting only minor variations (i.e., variations which are not inconsistent with the intent of the Approved Drawings) as Landlord may deem advisable and any Change Orders approved by Landlord. All work shall be performed during normal business hours and shall be installed using materials in conformance with Building Standards unless otherwise noted.

3.3 Additional Work. Any additional work in the Premises not specifically listed in the Approved Drawings is subject to Landlord’s approval in conformance with the Lease. If Landlord provides such additional work, Tenant shall reimburse Landlord for such additional work at Landlord’s cost plus Landlord’s mark-up within thirty (30) days after receipt of invoice. Failure by Tenant to make such timely reimbursement shall be deemed a default of the Lease and Landlord shall be entitled to all remedies set forth therein as if the default had been for non-payment of Rent.

3.4 Substantial Completion. Subject to Paragraph 5 below, for purposes of this Work Letter and the Lease, the Tenant Improvement Work shall be “substantially complete” on the date (the “Substantial Completion Date”) that Landlord determines that the Tenant Improvement Work has been completed, except for (a) items typically found on an architectural punchlist, and (b) any trade fixtures, workstations, telecommunications or computer cabling or built-in furniture or equipment to be installed by Tenant. Tenant’s acceptance of possession of the Premises shall conclusively evidence its agreement that the Premises are in the condition required hereunder, except for punchlist items. Landlord shall use commercially reasonable efforts to complete the punchlist items within thirty (30) days after the Substantial Completion Date; however, Landlord shall have no liability to Tenant for losses, costs or damages resulting from or attributable to delays in the completion by Landlord of punchlist items. Tenant shall cooperate with Landlord to facilitate completion of any punchlist items as quickly as possible.

3.5 Early Access by Tenant. Landlord shall allow Tenant access to the Premises commencing ten (10) business days prior to the Commencement Date for the purpose of installing Tenant’s cabling and telecommunications equipment and partitioned office furniture, provided that the employees, agents, contractors, subcontractors, suppliers or any other person performing such installation for Tenant (each, “Tenant’s Contractor” and collectively, “Tenant’s Contractors”) shall not interfere with, or delay, the construction of the Tenant Improvements or any other work in the Building. Tenant and Tenant’s Contractors shall work cooperatively with Landlord to coordinate the scheduling and performance of such cabling, telecommunications and partitioned office furniture installation work with the Tenant Improvement Work. Tenant’s Contractors shall be subject to reasonable approval by Landlord prior to the commencement of their work, and shall be subject to Landlord’s policies and schedules while performing their work. Tenant shall cause Tenant’s Contractors to engage only labor that is harmonious and compatible with other labor working in the Building. If at any time any Tenant’s Contractor hinders or delays the Tenant Improvement Work or any other work in the Building or performs any work that may or does impair the quality, integrity or performance of the Tenant Improvement Work or other work in any portion of the Building, upon verbal or written notice from Landlord, Tenant shall immediately cause such Contractor to leave the Building and remove all of its tools, equipment and materials. In addition, Tenant shall reimburse Landlord for the cost of any repairs to the Premises or other portions of the Building or common areas necessitated by the acts or omissions of Tenant’s Contractors. All entries into the Premises by Tenant’s Contractors prior to the Substantial Completion Date shall be subject to all of the terms, covenants and conditions of the Lease, including Tenant’s insurance and indemnification obligations contained in Articles 9 and 10 of the Lease, but excluding Tenant’s obligation to pay Monthly Base Rent or Additional Rent.

EXHIBIT D - 2

4. Change Orders. Landlord will not unreasonably withhold its approval of any request by Tenant to amend or change the Approved Drawings (a “Change Order”), provided such Change Order does not diminish the quality of construction of the Tenant Improvements.

5. Tenant Delay. To the extent any delay in the Substantial Completion Date is caused by or is attributable to (a) any Change Order, (b) Tenant’s request for materials, components, finishes or installations which are not readily available within industry-standard lead times (for instance, items which must be custom-made or specially ordered), to the extent such items require time to procure beyond that taken for standard items, or (c) any act, neglect, failure or omission of Tenant or any of Tenant’s employees, agents or contractors, such delay shall constitute a “Tenant Delay”; and, notwithstanding anything to the contrary set forth in the Lease or in this Work Letter and regardless of the actual date of substantial completion hereunder, the Tenant Improvement Work shall be deemed to be substantially complete and the Substantial Completion Date shall be the date on which the Tenant Improvement Work would have been substantially complete if no Tenant Delay(s) had occurred, as determined by Landlord. Tenant shall be responsible for and shall pay any costs and expenses incurred by Landlord in connection with, or as a consequence of, any Tenant Delay, as well as any increases in the cost of construction of the Tenant Improvements attributable to Tenant Delay.

6. One Year Warranty. If Tenant gives Landlord written notice of any material defects in workmanship or materials before the first anniversary of the Substantial Completion Date, Landlord shall use commercially reasonable efforts to correct such defects. Except for Landlord’s obligation in the preceding sentence, Tenant hereby waives all claims against Landlord relating to, or arising out of, the construction of the Tenant Improvements.

7. Advance. It is agreed that the Monthly Base Rent includes the repayment to Landlord of an advance to Tenant equal to the cost of constructing the Tenant Improvements and the Preparatory Work (as hereinafter defined) which sum shall be repaid by applying the payment of the Monthly Base Rent to such repayment plus interest at five percent (5%) interest per annum from the Substantial Completion Date until such repayment plus interest is repaid in full. Such repayment and interest are included in the Monthly Base Rent. The “Preparatory Work” is work performed in preparation for the Tenant Improvements, including, without limitation, demolition, removal and replacement of systems and materials and common area and restroom work. If all or a part of the Preparatory Work benefits more than one tenant, the cost of such Preparatory Work shall be prorated by area to each tenant so benefited. In no event will this Paragraph 7 increase Tenant’s payment obligations under the Lease.

8. Surrender of Tenant Improvements. The Tenant Improvements shall be surrendered at the expiration or earlier termination of the Term, unless Landlord shall have conditioned its approval of the Approved Drawings or any Change Order on Tenant’s agreement to remove any items thereof, in which event, prior to the expiration or termination of the Term, the specified items shall be removed at Tenant’s expense, any damage caused by such removal shall be repaired, and the Premises shall be restored to their condition existing prior to the installation of the items in question, normal wear and tear excepted. The removal, repair and restoration described above shall, at Landlord’s sole election, be performed either by Tenant or by Landlord; and if such work shall be performed by Landlord, Tenant shall pay to Landlord, within twenty (20) days following Landlord’s demand, the reasonable cost and expense of such work.

EXHIBIT D - 3

Approved Drawing

Existing Conditions

Improved Conditions

All furniture, fixtures and equipment are shown for illustrative purposes only and are not included in the Tenant Improvements.

EXHIBIT D - 4

Work Outline

Landlord will complete the following “Turnkey” Tenant Improvements:

1.	Demolition:

a)	Remove existing metal paneling and repair walls as necessitated by such removal.

b)	Remove walls enclosing kitchen and copy area as shown on the Approved Drawing.

c)	Remove upper millwork cabinets in copy area.

d)	Demolish portion of existing wood flooring to achieve coverage as shown on the Approved Drawing.

e)	Repair walls and ceiling grid and relocate lights, sprinklers and HVAC distribution as necessitated by the demolition.

2.	Painting

a)	Repaint the entire premises with one accent wall in color to be selected by Tenant.

3.	Flooring:

a)	Replace existing carpet with new building standard carpet and rubber base in color and style to be mutually agreed upon by Landlord and Tenant.

b)	Polish existing concrete in break and copy area.

4.	Millwork:

a)	Replace existing millwork cabinets in kitchen in finish to be mutually agreed upon by Landlord and Tenant.

b)	Install doors on existing lower millwork cabinets in copy room.

c)	Install new Silestone countertop on millwork in kitchen.

d)	Install new building standard laminate countertop on millwork in kitchen.

e)	Install new stainless steel sink and faucet.

5.	Appliances

a)	Provide and install one building standard stainless steel refrigerator.

It is acknowledged and agreed by Tenant that, except as specified above, Landlord is not obligated to provide:

•	Any reception desks.

•	Any furniture including conference tables, wood shelves or cabinets, equipment, panel systems or electrified workstation.

•	Telephone and/or computer equipment.

•	Electronic access and security systems.

•	Server racks, patch panels or switches.

•	Lateral files, fireproof files or bookshelves.

•	Appliances, except as noted above.

•	Moving expenses.

•	Additional electrical outlets, data or telecommunications wiring or equipment or to pull wiring or cable to telecommunications or data outlets (except as mentioned above).

•	Floor cores and monuments, other than as noted above, should Tenant require plumbing, power or data connections which cannot be provided through a wall or existing column.

EXHIBIT D - 5

Schedule A

Above Standard Work

Tenant has requested and Landlord will install the following Above Standard Work:

1.	Appliances

a.	Provide and install one Bosch ADA accessible stainless steel dishwasher.

EXHIBIT D - 6

BUILDING STANDARDS

TENANT AREA STANDARDS

Suspended Ceiling:

•	Chicago Metallic 24” x 24” x 3/4” tile, suspended approximately 8’-6” above the slab. Suspended ceiling tiles, Armstrong Cirrus 589.

Window Covering:

•	The exterior windows of each tenant space shall receive horizontal mini-blinds installed in the building standard configuration.

Partitions:

•	Interior partitions shall be floor to ceiling with one layer of 5/8” gypsum board on each side of 21/2” metal studs at 24” on center. Surface shall be taped, sanded smooth and ready for paint. Demising partitions shall be floor to structure above with batt insulation. Office and conference rooms to be glass fronts—butt joined glazing panels with clear anodized aluminum frame.

Carpet:

•	Brown Scheme: Shaw—Align 5T006—Bisque 83111

Wall Covering:

•	Wall Finish - All partitions furnished shall receive two coats of low VOC eggshell latex paint selected from the building standard color chart. Deep tone colors are not in the standard color range. Each major wall surface will be limited to one color with no more than two colors per room.

Field Paint Color: Benjamin Moore, Cloud White OC-13

•	Wall Base Trim - All partitions furnished shall receive 4” high resilient base selected from the building standard color chart, except at break and reception areas where wood base to be provided. Carpeted areas shall receive straight (topset) material and resilient flooring area shall receive coved material.

Brown Scheme: Johnsonite—80 Fawn

Electrical Outlets:

•	Outlets shall be 120volt duplex receptacles, wall-mounted at standard height with white finish.

•	Each private office to receive one 120volt duplex receptacles, wall-mounted at standard height with white finish.

Telephone Outlets:

•	Outlets shall be wall-mounted a standard height with white finish with pull wire within partition cavity to ceiling plenum above.

Floor Covering:

•	Building standard flooring at copy and IT rooms to be vinyl composition tile (12” x 12” x 1/8”)

Brown Scheme: Armstrong—BBT Migrations—Natural Beige T3510

•	Building standard flooring at break and reception areas to be luxury vinyl tile (4” x 36” x 1/8”)

Armstrong—Natural Creations—ArborArt—Roan-Oak Driftwood Gray TP038

Lighting:

•	Lighting Fixtures - Light fixtures are 2’ x 4’ Lithonia Avante dimmable LED fixture with a direct/indirect metal diffuser, 4000 lumen, 3500k

EXHIBIT D - 7

•	Lighting Controls—Building Standard lights in offices, conference rooms and open floor areas shall be controlled by nLight Controls. Wall switches to be Wattstopper PW200.

Doors, Frames & Hardware:

•	Pre-Finished Doors - Solid core, 3’0”wide by 8’4” high, clear finished cherry wood veneer.

•	Door Frames - Clear anodized aluminum.

•	Handles & Hardware - Tenant interior door hardware shall consist of a Schlage D-Series hardware, D-10 latches, two pairs of butt hinges and a floor stop, all with brushed chrome finish style #626. Suite entry doors shall consist of Schlage D-53 lever type mortise locksets.

Millwork Finishes:

•	Break Room Millwork (8 linear feet) -

Countertops: Silestone, White Storm 14

Base & Upper Cabinets: Formica, Espresso Pear 5489-NT

Cabinet Pulls: Liberty, 6” Ladder Pull, P01016-SS-C, Brushed Stainless

•	Copy Room Millwork (8 linear feet) -

Countertops: WilsonArt, Oyster Gray 929-58, Matte Finish

Base & Upper Cabinets: Formica, Casual Linen 4944-38

Cabinet Pulls: 4” Wire Pull, Brushed Stainless

Kitchen/Break Area:

•	Refrigerator - Fisher & Paykel, ActiveSmart 17 Cu. Ft, Bottom-Freezer Refrigerator with Ice & Water, RF170WDRUX5, Stainless Steel.

Alternate Option: Fisher & Paykel, ActiveSmart 17 Cu Ft. French Door Refrigerator with Ice & Water, RF170ADUSX4, Stainless Steel.

•	Dishwasher - Bosch 24” Recessed Handle SGE63E15UC, Stainless Steel.

•	Faucet - American Standard, Arch Single Control Kitchen Faucet with Pull-Out Spray, 4101.100.F15, Polished Chrome

•	Sink - Elkay Gourmet Lustertone Single Bowl Undermount Sink, Model ELUHAD211545, drain off-center unless other conditions arise.

•	Water Heater - Chronomite Instant Flow Water Heater, Model #SR-15L, 277 voltage.

•	Instant Hot Water Dispenser - Insinkerator F-GN1100

•	Garbage Disposal - InSinkErator Badger 5XP, continuous feed, with 3/4 HP motor, galvanized steel grinding elements with two stainless steel 360° swivel lugs, self-service wrench.

EXHIBIT D - 8

EXHIBIT E

DISABILITY ACCESS OBLIGATIONS UNDER

SAN FRANCISCO ADMINISTRATIVE CODE CHAPTER 38

Before you, as the Tenant, enter into a lease with us, the Landlord, for the following property: 101 Montgomery, San Francisco, CA (the “Property”), please be aware of the following important information about the lease:

You May Be Held Liable for Disability Access Violations on the Property. Even though you are not the owner of the Property, you, as the tenant, as well as the Property owner, may still be subject to legal and financial liabilities if the leased Property does not comply with applicable Federal and State disability access laws. You may wish to consult with an attorney prior to entering this lease to make sure that you understand your obligations under Federal and State disability access laws. The Landlord must provide you with a copy of the Small Business Commission Access Information Notice under Section 38.6 of the Administrative Code in your requested language. For more information about disability access laws applicable to small businesses, you may wish to visit the website of the San Francisco Office of Small Business or call 415-554-6134.

The Lease Must Specify Who Is Responsible for Making Any Required Disability Access Improvements to the Property. Under City law, the lease must include a provision in which you, the Tenant, and the Landlord agree upon your respective obligations and liabilities for making and paying for required disability access improvements on the leased Property. The lease must also require you and the Landlord to use reasonable efforts to notify each other if they make alterations to the leased Property that might impact accessibility under federal and state disability access laws. You may wish to review those provisions with your attorney prior to entering this lease to make sure that you understand your obligations under the lease.

PLEASE NOTE: The Property may not currently meet all applicable construction-related accessibility standards, including standards for public restrooms and ground floor entrances and exits.

By signing below, I confirm that I have read and understood this Disability Access Obligations Notice.

LANDLORD:			TENANT:

101 Montgomery Street Co.,			Eidos Therapeutics, Inc.,
a California limited partnership			a Delaware corporation

By:	Cahill Montgomery Corp., a California corporation, its general partner		By:	/s/ Camille Landis
			Name:	Camille Landis
			Title:	CBO
	By:	/s/ William R. Cahill
William R. Cahill
President